Exhibit (a)(1)(A)
Offer to Purchase for Cash

All Outstanding Shares of Common Stock
of
GMS Inc.
at
$110.00 Per Share
by
Gold Acquisition Sub, Inc.,
an indirect wholly owned subsidiary of
The Home Depot, Inc.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
ONE MINUTE AFTER 11:59 P.M., EASTERN TIME,
ON FRIDAY, AUGUST 8, 2025, UNLESS THE OFFER IS EXTENDED OR
EARLIER TERMINATED.
Gold Acquisition Sub, Inc., a Delaware corporation (which we refer to as “Purchaser”) and an indirect, wholly owned subsidiary of The Home Depot, Inc., a Delaware corporation (which we refer to as “The Home Depot”), is offering to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition, as defined below, any and all of the outstanding shares of common stock, par value $0.01 per share (which we refer to as the “Shares”), of GMS Inc., a Delaware corporation (which we refer to as “GMS”), at a price of $110.00 per Share in cash, without interest and subject to any required withholding of taxes (which we refer to as the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (which we refer to as this “Offer to Purchase”) and in the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, constitutes, and we refer to as, the “Offer”).
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 29, 2025 (which, as it may be amended from time to time, we refer to as the “Merger Agreement”), by and among The Home Depot, Purchaser and GMS. The Merger Agreement provides, among other things, that, unless otherwise agreed in writing by The Home Depot and GMS, after the acceptance for payment of Shares validly tendered and not validly withdrawn pursuant to the Offer (which we refer to as the “Offer Closing”) but on the date thereof, subject to the satisfaction or waiver of certain conditions (and, if such conditions are not satisfied or waived by such date, then no later than the first business day on which such conditions are satisfied or waived), Purchaser will be merged with and into GMS (which we refer to as the “Merger”) without a vote of the stockholders of GMS in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), with GMS continuing as the surviving corporation (which we refer to as the “Surviving Corporation”) in the Merger. At the effective time of the Merger (which we refer to as the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by The Home Depot, Purchaser, GMS (as treasury shares or otherwise) or any of their respective wholly owned subsidiaries (other than Purchaser), Shares that were tendered and irrevocably accepted for purchase in the Offer, or Shares in respect of which the holder is entitled to and has properly exercised his, hers or its statutory right to appraisal of such Shares) will be converted into the right to receive $110.00 per Share in cash, without interest and subject to any required withholding of taxes. As a result of the Merger, GMS will cease to be a publicly traded company and will become an indirect, wholly owned subsidiary of The Home Depot. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.
The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (i) the Merger Agreement not having been terminated in accordance with its terms and (ii) the satisfaction of (A) the Minimum Condition, (B) the Antitrust Law Condition and (C) the Governmental Authority Condition (each as defined below). The “Minimum Condition” requires that the number of Shares validly tendered in accordance with the terms of the Offer and “received” by the “depositary” (as such terms are defined in Section 251(h) of the DGCL), and not validly withdrawn, on or prior to one minute after 11:59 p.m., Eastern Time, on Friday, August 8, 2025 (which we refer to as the “Expiration Time,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Time” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire), represent a majority of the Shares then outstanding. The “Antitrust Law Condition” requires that any waiting period (and any extension thereof) applicable to the Offer under (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) the Competition Act (Canada), as amended and including the regulations promulgated thereunder, and any agreement (including any timing agreement) with any Government Entity (as defined below) not to consummate the transactions contemplated by the Merger Agreement for some period of time has expired or been terminated. The “Governmental Authority Condition” requires that no domestic or foreign, federal, state or local governmental or regulatory body, commission, agency, court, instrumentality, authority or other legislative, executive, governmental or judicial entity (each of which we refer to as a “Governmental Entity”), in its capacity as such, shall have (i) enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect or (ii) commenced any proceeding, in either case, which (A) has the effect of making the Offer, the acceptance for payment or payment for Shares pursuant to the Offer, or the Merger illegal or otherwise prohibiting or preventing the consummation of the Offer or the Merger or (B) seeks to make illegal, restrain, prohibit or materially delay the making or consummation of the Offer or the Merger or the performance of any other transactions contemplated by the Merger Agreement. The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15 — “Conditions to the Offer.”
The Board of Directors of GMS has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of GMS and its stockholders, (ii) declared it advisable for GMS to enter into the Merger Agreement, (iii) authorized and approved the Merger Agreement, the execution, delivery and performance by GMS of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, and (iv) resolved to recommend that the stockholders of GMS accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
A summary of the principal terms of the Offer appears under the heading “Summary Term Sheet.” You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares pursuant to the Offer.
July 14, 2025

IMPORTANT
If your Shares are registered in your name and you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, with any required signature guarantees if the Letter of Transmittal so requires, and deliver the Letter of Transmittal and any other required documents, together with the certificates representing your Shares, if your shares are represented by certificates to Broadridge Corporate Issuer Solutions, LLC, in its capacity as depositary and paying agent for the Offer (which we refer to as the “Depositary”) prior to the Expiration Time. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer and request that they tender your shares for you prior to the Expiration Time.
* * * * *
Questions and requests for assistance should be directed to D.F. King & Co., Inc. (which we refer to as the “Information Agent”) at its address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.
The Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, New York 10005

Banks and Brokers call: (212) 771-1133
All others call toll free (U.S. only): (800) 331-7543
Email: GMS@dfking.com

i

SUMMARY TERM SHEET
The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the Offer to Purchase, the Letter of Transmittal and other related materials. You are urged to read carefully the Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. The Home Depot and Purchaser have included cross-references in this summary term sheet to other sections of the Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning GMS contained herein and elsewhere in the Offer to Purchase has been provided to The Home Depot and Purchaser by GMS or has been taken from or is based upon publicly available documents or records of GMS on file with the SEC or other public sources at the time of the Offer. The Home Depot and Purchaser have not independently verified the accuracy and completeness of such information.

Securities Sought
Subject to certain conditions, including the satisfaction of the Minimum Condition, as defined below, any and all of the outstanding shares of common stock, par value $0.01 per share, of GMS Inc. Unless the context otherwise requires, in this Offer to Purchase, the term “Shares” refers to shares of GMS common stock.

Price Offered Per Share	$110.00 per Share in cash, without interest and subject to any required withholding of taxes (which we refer to as the “Offer Price”).

Scheduled Expiration of Offer	One minute after 11:59 p.m., Eastern Time, on Friday, August 8, 2025, unless the Offer is extended or terminated. See Section 1 — “Terms of the Offer.”

Purchaser	Gold Acquisition Sub, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of The Home Depot, Inc., a Delaware corporation.

Who is offering to purchase my shares?
Gold Acquisition Sub, Inc., or “Purchaser,” an indirect, wholly owned subsidiary of The Home Depot, Inc., is offering to purchase any and all of the outstanding Shares for cash, subject to certain conditions, including the satisfaction of the Minimum Condition. Purchaser is a Delaware corporation that was formed for the sole purpose of making the Offer and completing the process by which, following the Offer Closing (as defined below), Purchaser will be merged with and into GMS. See the “Introduction” and Section 8 — “Certain Information Concerning The Home Depot and Purchaser.”
Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser and, where appropriate, The Home Depot. We use the term “The Home Depot” to refer to The Home Depot, Inc. alone, the term “Purchaser” to refer to Gold Acquisition Sub, Inc. alone and the terms “GMS” and the “Company” to refer to GMS Inc. alone.
What are the classes and amounts of securities sought in the Offer?
We are offering to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition, any and all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase. Unless the context otherwise requires, in this Offer to Purchase, we use the term “Offer” to refer to this offer.
See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”
Why are you making the Offer?
We are making the Offer because we want to acquire GMS. If the Offer is consummated, pursuant to the Merger Agreement, The Home Depot intends to complete the Merger on the Offer Closing Date (after the Offer Closing) (each as defined below), subject to the satisfaction or waiver of certain conditions (and, if such conditions are not satisfied or waived by such date, then no later than the first business day on which such conditions are satisfied or waived). Upon completion of the Merger, GMS will cease to be a publicly traded company and will be an indirect, wholly owned subsidiary of The Home Depot.

Who can participate in the Offer?
The Offer is open to all record holders and beneficial owners of Shares.
How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?
We are offering to pay $110.00 per Share in cash, without interest and subject to any required withholding of taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.
See the “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”
Is there an agreement governing the Offer?
Yes. The Home Depot, Purchaser and GMS have entered into an Agreement and Plan of Merger, dated as of June 29, 2025 (which, as it may be amended from time to time, we refer to as the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into GMS (which we refer to as the “Merger”). If the conditions to the Offer (including the Minimum Condition) are satisfied and we consummate the Offer, we intend to effect the Merger, subject to the satisfaction of the conditions thereto, without any vote or other action by the stockholders of GMS pursuant to Section 251(h) of the DGCL.
See Section 11 — “The Merger Agreement” and Section 15 — “Conditions to the Offer.”
Will you have the financial resources to make payment?
Yes. Consummation of the Offer is not subject to any financing condition. The total amount of funds required by The Home Depot and Purchaser to consummate the Offer and purchase all outstanding Shares in the Offer and to provide funding for the Merger, including to provide funding for the payment in respect of outstanding stock options and other equity awards as provided in the Merger Agreement, is approximately $4.3 billion, plus related fees and expenses. The Home Depot and Purchaser have or will have such funds available to them through a variety of sources, including cash on hand and borrowings at prevailing interest rates under The Home Depot’s commercial paper program, at the time required in connection with the Offer Closing. Neither The Home Depot nor Purchaser has entered into any financing commitment in connection with the Merger Agreement or the transactions contemplated thereby.
See Section 9 — “Source and Amount of Funds.”
Is The Home Depot’s financial condition relevant to my decision to tender my Shares in the Offer?
No, we do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•	the Offer is being made for all outstanding Shares solely for cash;
•	the Offer is not subject to any financing condition;
•	The Home Depot will have sufficient funds to purchase all Shares tendered pursuant to the Offer; and
•	if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger as was paid in the Offer (i.e., the Offer Price).
Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?
Yes. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to various conditions set forth in Section 15 — “Conditions of the Offer,” including, among other conditions, the Minimum Condition. The “Minimum Condition” means that there have been validly tendered in accordance with the terms of the Offer and “received” by the “depository” (as such terms are defined in Section 251(h) of the DGCL), and not validly withdrawn, prior to the Expiration Time that number of Shares that represent at least a majority of the Shares outstanding as of the consummation of the Offer.
How long do I have to decide whether to tender my Shares in the Offer?
You will have until one minute after 11:59 p.m., Eastern Time, on Friday, August 8, 2025, unless we extend the Offer pursuant to the terms of the Merger Agreement or the Offer is earlier terminated. Please give your broker, dealer, commercial bank, trust company or other nominee instructions with sufficient time to permit such nominee to tender your Shares by the Expiration Time.
The date and time at which Purchaser accepts for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer is referred to as the “Offer Closing” and the date on which the Offer Closing occurs is referred to as the “Offer Closing Date.” The date and time at which the Merger becomes effective is referred to as the “Effective Time” and the date of the Effective Time is referred to as the “Closing Date.”
See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Can the Offer be extended and under what circumstances?
Yes, the Offer can be extended.
If, on or prior to any then-scheduled Expiration Time, any of the Offer Conditions is not satisfied or, to the extent waivable by Purchaser or The Home Depot pursuant to the Merger Agreement, waived by Purchaser or The Home Depot, Purchaser will (and The Home Depot will cause Purchaser to) extend the Offer on one or more occasions for successive periods of up to ten (10) business days each (or such additional or longer periods if The Home Depot so desires and GMS consents in writing prior to such extension), the length of each such period to be determined by The Home Depot in its sole discretion, in order to permit the satisfaction of such Offer Conditions.
However, at any scheduled Expiration Time, if each of the Offer Conditions (other than the Minimum Condition) has been satisfied or, to the extent waivable by The Home Depot or Purchaser pursuant to the Merger Agreement, waived by The Home Depot or Purchaser and the Minimum Condition has not been satisfied, Purchaser may (but is not required to) in its discretion extend the Offer for more than twenty (20) business days beyond the scheduled Expiration Time. In addition, Purchaser will (and The Home Depot will cause Purchaser to) extend the Offer for any period or periods required by applicable law or rules, regulations, interpretations or positions of the SEC or its staff. In no event will Purchaser be required to extend the Offer beyond the Outside Date (as defined below) and Purchaser will not be permitted to do so without GMS’s prior written consent in GMS’s sole discretion.
Purchaser will not terminate the Offer prior to any scheduled Expiration Time, except after the Merger Agreement has been terminated in accordance with its terms. If the Offer is terminated or withdrawn by Purchaser prior to the acceptance for payment of Shares tendered in the Offer, Purchaser will promptly return, and will cause the Depositary to return, in accordance with applicable law, all tendered Shares to the registered holders thereof.
Either The Home Depot or GMS may terminate the Merger Agreement, at any time prior to the Offer Closing, if the Offer Closing has not occurred on or before June 29, 2026 (which, as it may be extended, we refer to as the “Outside Date”). If, on June 29, 2026, the Antitrust Law Condition or the Governmental Authority Condition (with respect to any antitrust-related legal requirement) has not been satisfied but the other conditions (other than the Minimum Condition) have been satisfied or waived by The Home Depot or Purchaser, then the Outside Date will automatically be extended up to two (2) times, each for a period of three (3) months (that is, to September 29, 2026 and December 29, 2026, respectively).
See Section 1 — “Terms of the Offer” of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?
If we extend the Offer, we will inform Broadridge Corporate Issuer Solutions, LLC, which is the depositary and paying agent for the Offer (which we refer to as the “Depositary”), of any extension and will issue a press release announcing the extension not later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Time.
See Section 1 — “Terms of the Offer.”
What are the conditions to the Offer?
The Offer is conditioned upon the satisfaction or waiver of the following conditions (which we refer to as the “Offer Conditions”):
•
the number of Shares validly tendered in accordance with the terms of the Offer and “received” by the “depositary” (as such terms are defined in Section 215(h) of the DGCL), and not validly withdrawn, on or prior to the Expiration Time represent a majority of the Shares then outstanding (which we refer to as the “Minimum Condition”);

•
any waiting period (or any extension thereof) applicable to the Offer under the (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which, together with the rules and regulations thereunder, we refer to as the “HSR Act”) and (ii) the Competition Act (Canada), as amended and including the regulations promulgated thereunder (which we refer to as the “Canadian Competition Act”), and any agreement (including any timing agreement) with any Government Entity (as defined below) not to consummate the transactions contemplated by the Merger Agreement for some period of time has expired or been terminated (which we refer to as the “Antitrust Law Condition”);

•
no Governmental Entity, in its capacity as such, shall have (i) enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect or (ii) commenced any proceeding, in either case, which (A) has the effect of making the Offer, the acceptance for payment or payment for Shares pursuant to the Offer, or the Merger illegal or otherwise prohibiting or preventing the consummation of the Offer or the Merger or (B) seeks to make illegal, restrain, prohibit or materially delay the making or consummation of the Offer or the Merger or the performance of any other transactions contemplated by the Merger Agreement (which we refer to as the “Governmental Authority Condition”);

•
the representations and warranties made by GMS in the Merger Agreement are true and correct, subject to the materiality and other qualifications set forth in the Merger Agreement (which we refer to as the “Representations Condition”);

•
GMS has complied with or performed in all material respects the covenants or agreements it is required to comply with or perform under the Merger Agreement at or prior to the Expiration Time (which we refer to as the “Obligations Condition”);

•
The Home Depot has received a certificate signed by an executive officer of GMS, and dated as of the date of the Expiration Time, certifying that the Representations Condition and the Obligations Condition have been satisfied; and

•	the Merger Agreement has not been terminated in accordance with its terms.
The Home Depot and Purchaser reserve the right to waive, in whole or in part, any Offer Condition (other than the Minimum Condition), to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that, unless otherwise provided by the Merger Agreement or as previously approved in writing by GMS (in its sole discretion), The Home Depot and Purchaser are not permitted to:
•	reduce the number of Shares subject to the Offer;
•	reduce the Offer Price;
•	change, modify or waive the Minimum Condition;
•	change the form of consideration payable in the Offer;

•	terminate the Offer or accelerate, extend or otherwise change the Expiration Time, except as provided under the Merger Agreement;
•	impose conditions to the Offer other than the conditions described in Section 15 — “Conditions to the Offer” or modify or change any such conditions in a manner adverse to any GMS stockholder; or
•	otherwise amend, modify or supplement any of the other terms of the Offer in any manner adverse to any stockholder of GMS.
See Section 15 — “Conditions to the Offer.”
Have any GMS stockholders entered into agreements with The Home Depot or its affiliates requiring them to tender their Shares?
No.
How do I tender my Shares?
If you hold your Shares directly as the registered owner, you can tender your Shares in the Offer by delivering to the Depositary, no later than the Expiration Time, a completed and signed Letter of Transmittal, with any required signature guarantees, and any other documents required by the Letter of Transmittal, together with the certificates representing such Shares (if your Shares are represented by certificates). See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” for further details. The Letter of Transmittal is enclosed with this Offer to Purchase.
If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.
See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Until what time may I withdraw previously tendered Shares?
You may withdraw your previously tendered Shares at any time until the Expiration Time. Pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), Shares may also be withdrawn at any time after September 12, 2025, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for purchase the Shares validly tendered in the Offer.
See Section 4 — “Withdrawal Rights.”
How do I withdraw previously tendered Shares?
To withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw your Shares. If you validly tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct timely the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.
See Section 4 — “Withdrawal Rights.”

What does the GMS Board of Directors think of the Offer?
The Board of Directors of GMS has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of GMS and its stockholders, (ii) declared it advisable for GMS to enter into the Merger Agreement, (iii) authorized and approved the Merger Agreement, the execution, delivery and performance by GMS of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, and (iv) resolved to recommend that the stockholders of GMS accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
See the “Introduction” and Section 10 — “Background of the Offer; Past Contacts or Negotiations with GMS.” We expect that a more complete description of the reasons for the GMS Board of Directors’ approval of the Offer and the Merger will be set forth in a Solicitation/Recommendation Statement on Schedule 14D-9 to be prepared by GMS and filed with the SEC and mailed to all GMS stockholders.
If the Offer is consummated, will GMS continue as a public company?
No. We expect to complete the Merger on the Offer Closing Date (after the Offer Closing) pursuant to the applicable provisions of the DGCL, subject to the satisfaction or waiver of certain conditions (and, if such conditions are not satisfied or waived by such date, then no later than the first business day on which such conditions are satisfied or waived). After the effective time of the Merger, the Surviving Corporation will be an indirect, wholly owned subsidiary of The Home Depot and the Shares will no longer be publicly traded.
See Section 13 — “Certain Effects of the Offer.”
Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?
If we consummate the Offer, and accordingly acquire a number of Shares that exceed the Minimum Condition, then, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of the stockholders of GMS pursuant to Section 251(h) of the DGCL. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required (nor are we permitted) to accept the Shares for purchase in the Offer, nor will we consummate the Merger.
Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, stockholders of GMS will not be required to vote on the Merger. If the Merger is consummated any GMS stockholders that did not otherwise tender their shares into the Offer and do not otherwise properly exercise their appraisal rights under the DGCL will receive the same per Share cash consideration, without interest and subject to any required withholding of taxes, for their Shares as was payable in the Offer (which we refer to as the “Merger Consideration”). GMS stockholders will be entitled to appraisal rights under the DGCL in connection with the Merger with respect to any Shares not tendered in the Offer.
See Section 11 — “The Merger Agreement,” Section 12 — “Purpose of the Offer; Plans for GMS — Merger Without a Stockholder Vote” and Section 17 — “Appraisal Rights.”
What is the market value of my Shares as of a recent date?
On June 27, 2025, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sale price of the Shares on the NYSE was $97.33. On July 11, 2025, the last full trading day before the commencement of the Offer, the reported closing sale price of the Shares on the NYSE was $109.38.
See Section 6 — “Price Range of Shares; Dividends.”
Will I be paid a dividend on my Shares during the pendency of the Offer?
No. The Merger Agreement provides that from the date of the Merger Agreement to the date of the Effective Time, except as otherwise required in the Merger Agreement or required by applicable law, GMS and its subsidiaries will not authorize, declare, make or pay any dividends on or make any distribution with respect to any of its securities (including the Shares), except dividends and distributions made by a direct or indirect wholly owned subsidiary of GMS to GMS or another wholly owned subsidiary of GMS.
See Section 6 — “Price Range of Shares; Dividends.”

Will I have appraisal rights in connection with the Offer?
No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares for payment in the Offer and the Merger is completed, GMS stockholders will be entitled to appraisal rights in connection with the Merger if they did not tender Shares in the Offer, subject to compliance with the procedures set forth in and otherwise in accordance with the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights.
See Section 17 — “Appraisal Rights.”
What will happen to my stock options and restricted stock units in the Offer?
The Offer is made only for Shares and is not made for any stock options or restricted stock units or other outstanding equity awards of GMS. If you wish to tender Shares underlying stock options, you must first exercise such stock option (to the extent vested and exercisable) in accordance with its terms in sufficient time to tender the Shares received upon exercise of such stock options pursuant to the Offer.
Stock Options. The Merger Agreement provides that, immediately prior to the Effective Time (but contingent upon the Effective Time), each then-outstanding option to purchase Shares (each, a “Company Stock Option”) granted under the 2014 GMS Inc. Stock Option Plan, the GMS Inc. 2020 Equity Incentive Plan, as amended, and the GMS Inc. Equity Incentive Plan (together, the “Company Stock Plans”), whether vested or unvested, will become fully vested and will be, as of immediately prior to the Effective Time (but contingent upon the Effective Time), cancelled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Company Stock Option and (ii) the number of Shares underlying such Company Stock Option immediately prior to the Effective Time. All amounts payable to the holders of Company Stock Options will be without any interest thereon and less any required withholding of taxes.
Restricted Stock Units. The Merger Agreement provides that, immediately prior to the Effective Time, (but contingent upon the Effective Time), each then-outstanding restricted stock unit granted under a Company Stock Plan (each, a “Company Restricted Unit”), other than any Company Restricted Units granted to GMS’s CEO or COO in respect of their annual equity awards on or around August 1, 2025 (each, a “Rollover RSU”) or as may otherwise by agreed to in writing by The Home Depot and any holder of a Company Restricted Unit, will become fully vested and, subject to compliance with Section 409A of the Code, will be, as of immediately prior to the Effective Time (but contingent upon the Effective Time), cancelled and converted into the right to receive an amount in cash equal to the product of (i) the Merger Consideration and (ii) the number of Shares underlying such Company Restricted Unit immediately prior to the Effective Time. All amounts payable to the holders of Company Restricted Units will be paid without any interest thereon and less any required withholding of taxes.
Rollover Units. The Merger Agreement provides that, immediately prior to the Effective Time (but contingent upon the Effective Time), each Rollover RSU (being Company Restricted Units to be granted to GMS’s CEO and COO in respect of their August 2025 annual equity award grants) will be assumed by The Home Depot and converted into a restricted stock unit (each, a “Home Depot RSU”) with respect to shares of common stock, par value $0.05 per share, of The Home Depot (which we refer to as the “Home Depot Shares”) under the Home Depot, Inc. Omnibus Stock Incentive Plan, as amended and restated May 19, 2022. The number of the Home Depot RSUs issuable with respect to each Rollover RSU will equal the product of (i) the number of Shares underlying such Rollover RSU as of immediately prior to the Effective Time and (ii) a fraction (x) the numerator of which is the Merger Consideration and (y) the denominator of which is the volume weighted average price per share, rounded to the nearest one tenth of a cent, of the Home Depot Shares on the NYSE (as reported by Bloomberg L.P. or another authoritative source mutually selected by The Home Depot and GMS) for the ten (10) consecutive trading days ending on (and including) the trading day that is three (3) trading days prior to the date of the Effective Time, rounded down to the nearest whole share. The Home Depot RSUs issued upon conversion of the Rollover RSUs will be subject to substantially the same terms and conditions as the Rollover RSUs, including any vesting and acceleration of vesting provisions (which we refer to as the “Vesting Conditions”); however, The Home Depot may implement changes that, in the reasonable and good faith determination of The Home Depot, are appropriate to conform the Rollover RSUs to the Home Depot RSUs, so long as such changes are applicable to other holders of the Home Depot RSUs (other than Affected Employees (as defined below)) and do not modify the Vesting Conditions.
See Section 11 — “The Merger Agreement — Treatment of Equity Awards.”

What will happen to my rights to purchase shares under the GMS Inc. Employee Stock Purchase Plan?
The Offer is made only for Shares and not for rights to purchase shares under the GMS Inc. Employee Stock Purchase Plan (which we refer to as the “Company ESPP”).
The final exercise date for the current offering period under the Company ESPP will be no later than five (5) business days prior to the Closing Date, and all amounts allocated to each participant’s account under the Company ESPP at the end of such offering period will be used to purchase whole Shares under the terms of the Company ESPP, which Shares will be converted into the Merger Consideration pursuant to the Merger. The Company ESPP will terminate immediately prior to the Effective Time and no further rights will be granted or exercisable under the Company ESPP thereafter. No new offering period will commence following the execution of the Merger Agreement, no new participation will be permitted under the plan and existing participants will not be permitted to change their contribution rates.
Shares held in participants’ accounts that were previously purchased under the Company ESPP may be tendered in accordance with the terms of the Offer.
See Section 11 — “The Merger Agreement — Treatment of Company ESPP.”
What are the material U.S. federal income tax consequences of tendering Shares?
The receipt of cash in exchange for your Shares pursuant to the Offer or the Merger generally will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.
We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.
See Section 5 — “Certain U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax consequences of the Offer and the Merger.
Who should I call if I have questions about the Offer?
You may call D.F. King & Co, Inc., toll-free at (800) 331-7543. Banks and brokerage firms may call collect at (212) 771-1133. D.F. King & Co, Inc. is acting as the information agent (which we refer to as the “Information Agent”) for our tender offer. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION
To the Holders of Shares of Common Stock of GMS:
Gold Acquisition Sub, Inc., a Delaware corporation (which we refer to as “Purchaser”) and an indirect, wholly owned subsidiary of The Home Depot, Inc., a Delaware corporation (which we refer to as “The Home Depot”), is offering to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition, as defined below, any and all of the outstanding shares of common stock, par value $0.01 per share (which we refer to as the “Shares”), of GMS Inc., a Delaware corporation (which we refer to as “GMS”), at a price of $110.00 per Share in cash, without interest and subject to any required withholding of taxes (which we refer to as the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (which we refer to as this “Offer to Purchase”) and in the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, constitutes, and we refer to as, the “Offer”).
We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of June 29, 2025 (which, as it may be amended from time to time, we refer to as the “Merger Agreement”), by and among The Home Depot, Purchaser and GMS. The Merger Agreement provides, among other things, that, unless otherwise agreed in writing by The Home Depot and GMS, after the acceptance for payment of Shares validly tendered and not validly withdrawn pursuant to the Offer (which we refer to as the “Offer Closing”) but on the date thereof, subject to the satisfaction or waiver of certain conditions (and, if such conditions are not satisfied or waived by such date, then no later than the first business day on which such conditions are satisfied or waived), Purchaser will be merged with and into GMS (which we refer to as the “Merger”) without a vote of the stockholders of GMS in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), with GMS continuing as the surviving corporation (which we refer to as the “Surviving Corporation”) in the Merger. At the effective time of the Merger (which we refer to as the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by The Home Depot, Purchaser, GMS (as treasury shares or otherwise) or any of their respective wholly owned subsidiaries (other than Purchaser), Shares that were tendered and irrevocably accepted for purchase in the Offer, or Shares in respect of which the holder is entitled to and has properly exercised their statutory right to appraisal of their Shares) will be converted into the right to receive $110.00 per Share in cash, without interest and subject to any required withholding of taxes. As a result of the Merger, GMS will cease to be a publicly traded company and will become an indirect, wholly owned subsidiary of The Home Depot. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares. The Merger Agreement is more fully described in Section 11 — “The Merger Agreement,” which also contains a discussion of the treatment of GMS stock options and other equity awards in the Merger.
Tendering stockholders who are record owners of their Shares and who tender directly to Broadridge Corporate Issuer Solutions, LLC, the depositary and paying agent for the Offer (which we refer to as the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Tendering stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.
The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (i) the Merger Agreement not having been terminated in accordance with its terms and (ii) the satisfaction of (A) the Minimum Condition, (B) the Antitrust Law Condition and (C) the Governmental Authority Condition (each as defined below). The “Minimum Condition” requires that the number of Shares validly tendered in accordance with the terms of the Offer and “received” by the “depositary” (as such terms are defined in Section 251(h) of the DGCL), and not validly withdrawn, on or prior to one minute after 11:59 p.m., Eastern Time, on Friday, August 8, 2025 (which we refer to as the “Expiration Time,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Time” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire) represent a majority of the Shares then outstanding. The “Antitrust Law Condition” requires that any waiting period (and any extension thereof) applicable to the Offer under (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) the Competition Act (Canada), as amended and including the regulations promulgated thereunder, and any agreement (including any timing agreement) with any Government Entity (as defined below)

not to consummate the transactions contemplated by the Merger Agreement for some period of time has expired or been terminated. The “Governmental Authority Condition” requires that no domestic or foreign, federal, state or local governmental or regulatory body, commission, agency, court, instrumentality, authority or other legislative, executive, governmental or judicial entity (each of which we refer to as a “Governmental Entity”), in its capacity as such, shall have (i) enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect or (ii) commenced any proceeding, in either case, which (A) has the effect of making the Offer, the acceptance for payment or payment for Shares pursuant to the Offer, or the Merger illegal or otherwise prohibiting or preventing the consummation of the Offer or the Merger or (B) seeks to make illegal, restrain, prohibit or materially delay the making or consummation of the Offer or the Merger or the performance of any other transactions contemplated by the Merger Agreement. The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15 — “Conditions to the Offer.”
The Board of Directors of GMS has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of GMS and its stockholders, (ii) declared it advisable for GMS to enter into the Merger Agreement, (iii) authorized and approved the Merger Agreement, the execution, delivery and performance by GMS of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, and (iv) resolved to recommend that the stockholders of GMS accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
A more complete description of the reasons of the GMS Board of Directors for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, will be set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of GMS (which, together with any exhibits and annexes attached thereto, we refer to as the “Schedule 14D-9”), that will be furnished by GMS to its stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information to be set forth under the sub-headings “Background of the Offer and the Merger” and “Reasons for the Recommendation.”
GMS has advised The Home Depot that, as of the close of business on July 11, 2025, 38,060,770 Shares were outstanding.
Pursuant to the Merger Agreement, the directors of Purchaser as of immediately prior to the Effective Time will be the initial directors of the Surviving Corporation at the Effective Time, and the officers of GMS immediately prior to the Effective Time will be the officers of the Surviving Corporation at the Effective Time, each to hold office until his or her respective successor is duly elected or appointed and qualified, or his or her earlier death, resignation or removal, in accordance with the Surviving Corporation’s certificate of incorporation and bylaws and the DGCL.
This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer or the Merger. If the conditions to the Offer (including the Minimum Condition) are satisfied and Purchaser consummates the Offer, Purchaser will consummate the Merger pursuant to Section 251(h) of the DGCL without the vote of the stockholders of GMS.
Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5 — “Certain U.S. Federal Income Tax Consequences.”
Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, stockholders of GMS will be entitled to appraisal rights under the DGCL in connection with the Merger if they do not tender their Shares in the Offer, subject to compliance with the procedures set forth in and otherwise in accordance with the DGCL. GMS stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise their appraisal rights. See Section 17 — “Appraisal Rights.”
This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER
1.	Terms of the Offer.
Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will as promptly as practicable after (and in any event within one business day of) the Expiration Time (defined below) accept for payment all Shares tendered (and not validly withdrawn, as permitted under Section 4 — “Withdrawal Rights”) pursuant to the Offer and pay for such Shares.
The date and time at which Purchaser accepts for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer is referred to as the “Offer Closing” and the date on which the Offer Closing occurs is referred to as the “Offer Closing Date.” The date and time at which the Merger becomes effective is referred to as the “Effective Time” and the date of the Effective Time is referred to as the “Closing Date.”
The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (i) the Merger Agreement not having been terminated in accordance with its terms and (ii) the satisfaction of (A) the Minimum Condition, (B) the Antitrust Law Condition and (C) the Governmental Authority Condition (each as defined below). We refer to these conditions and the other conditions described in Section 15 — “Conditions to the Offer” as the “Offer Conditions.”
We have agreed in the Merger Agreement that Purchaser may extend the Expiration Time if, on or prior to any then-scheduled Expiration Time, any of the Offer Conditions is not satisfied or, to the extent waivable by Purchaser or The Home Depot pursuant to the Merger Agreement, waived by Purchaser or The Home Depot, in such event, Purchaser will (and The Home Depot will cause Purchaser to) extend the Offer for successive periods of up to ten (10) business days each (or such additional or longer periods if The Home Depot so desires and GMS consents in writing prior to such extension), the length of each such period to be determined by The Home Depot in its sole discretion, in order to permit the satisfaction of such Offer Conditions. However, if at any scheduled Expiration Time, each of the Offer Conditions (other than the Minimum Condition) has been satisfied or, to the extent waivable by The Home Depot or Purchaser pursuant to the Merger Agreement, waived by The Home Depot or Purchaser, but the Minimum Condition has not been satisfied, Purchaser is permitted in its discretion (but is not required) to extend the Offer for more than twenty (20) business days beyond the scheduled Expiration Time. In addition, Purchaser will (and The Home Depot will cause Purchaser to) extend the Offer for any period or periods required by applicable law or rules, regulations, interpretations or positions of the SEC or its staff. In no event will Purchaser be required to extend the Offer beyond the Outside Date (as defined below) and Purchaser will not be permitted to do so without GMS’s prior written consent, in GMS’s sole discretion.
Either The Home Depot or GMS may terminate the Merger Agreement, at any time prior to the Offer Closing, if the Offer Closing has not occurred on or before June 29, 2026 (which we refer to as the “Outside Date”). If, on June 29, 2026, the Antitrust Law Condition or the Governmental Authority Condition (with respect to any antitrust-related legal requirement) has not been satisfied but the other conditions (other than the Minimum Condition) have been satisfied or waived by The Home Depot or Purchaser, then the Outside Date will automatically be extended up to two (2) times, each for a period of three (3) months (that is, to September 29, 2026 and December 29, 2026, respectively).
Subject to the applicable rules and regulations of the SEC, The Home Depot and Purchaser expressly reserve the right to waive, in whole or in part, any of the Offer Conditions (other than the Minimum Condition) and to make any change in the terms of or conditions to the Offer, except that, without GMS’s prior written consent, The Home Depot and Purchaser are not permitted to: (i) reduce the Offer Price; (ii) change the form of consideration payable in the Offer; (iii) reduce the number of Shares subject to the Offer; (iv) change, modify or waive the Minimum Condition; (v) terminate the Offer or accelerate, extend or otherwise change the Expiration Time, except as provided under the Merger Agreement; (vi) impose conditions to the Offer other than the conditions described in Section 15 — “Conditions to the Offer” or modify or change any such conditions in a manner adverse to any GMS stockholder; or (vii) otherwise amend, modify or supplement any of the other terms of the Offer in a manner adverse to any stockholder of GMS.
Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.
If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares (whether before or after our acceptance of Shares for payment) or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for purchase is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, as a general rule, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten (10) business day period generally is required to allow for adequate dissemination to stockholders and investor response. However, the SEC has acknowledged that it is impracticable to delineate every possible material change or the requisite time period attendant to that change. Accordingly, a shorter time period may be adequate if disclosure and dissemination of the material change allows security holders sufficient time to consider such information and factor it into their decision whether to tender shares, withdraw shares already tendered, sell into the market, or hold their shares.
If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for purchase in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.
The Merger Agreement does not contemplate a subsequent offering period for the Offer.
We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Expiration Time, any of the Offer Conditions have not been satisfied. See Section 15 — “Conditions to the Offer.” Under certain circumstances, we may terminate the Merger Agreement and the Offer. See Section 11 — “The Merger Agreement — Termination.”
As soon as practicable following the Offer Closing and subject to the satisfaction or waiver of certain conditions, Purchaser will complete the Merger without a vote of the stockholders of GMS in accordance with Section 251(h) of the DGCL.
GMS has provided us with its stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the stockholder list of GMS and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
2.	Acceptance for Payment and Payment for Shares.
Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 15 — “Conditions to the Offer,” we will as promptly as practicable after (and in any event within one (1) business day of) the Expiration Time accept for payment all Shares validly tendered and “received” by the “depositary” (as such terms are defined in Section 251(h) of the DGCL) and not validly withdrawn pursuant to the Offer and pay for such Shares.

Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation the HSR Act and Canadian Competition Act (each as defined below). See Section 16 — “Certain Legal Matters; Regulatory Approvals.”
In all cases, we will promptly pay for Shares tendered and accepted for purchase pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (which we refer to as the “Certificates”), if any, or, for Shares that are held in book-entry through The Depository Trust Company (which we refer to as “DTC”), confirmation of a book-entry transfer of such Shares (which we refer to as a “Book-Entry Confirmation”) into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” and (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer at DTC, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal.
The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.
For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn if and when we give oral or written notice to the Depositary of our acceptance for purchase of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for purchase pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for purchase. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.
Under no circumstances will we pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment for Shares.
If any tendered Shares are not accepted for purchase for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.
3.	Procedures for Accepting the Offer and Tendering Shares.
Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal (or, in the case of a book-entry transfer at DTC, an Agent’s Message in lieu of the Letter of Transmittal) must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (i) if such Shares are represented by Certificates, the Certificates evidencing such tendered Shares must be received by the Depositary at such address or (ii) if such Shares are held in book-entry through DTC, such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time.
DTC Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. When Shares are effected through book-entry transfer at DTC, an Agent’s Message in lieu of the Letter of Transmittal and any other required documents, must be received by the Depositary prior to the Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary.
Guarantee of Signatures. No signature guarantee is required on the Letter of Transmittal if:
•
the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal; or

•
the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each of which we refer to as an “Eligible Institution” and, collectively, we refer to as “Eligible Institutions”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Certificate not accepted for purchase or not tendered is to be issued in, the name of a person other than the registered holder, then the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
Notwithstanding any other provision of the Merger Agreement or this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) if such Shares are represented by Certificates, the Certificates evidencing such tendered Shares, (ii) if such Shares are held in book-entry through DTC, a Book Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3 and (iii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, or, in the case of a book-entry transfer at DTC, an Agent’s Message in lieu of the Letter of Transmittal.
THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE (AND THE RISK OF LOSS AND TITLE TO CERTIFICATES WILL PASS) ONLY WHEN ACTUALLY AND PROPERLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, RECEIPT OF A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY PRIOR TO THE EXPIRATION TIME.
The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).
Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been waived or cured within such time as Purchaser shall determine. None of The Home Depot, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or will incur any liability for failure to give any such notice. Interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion and will be final and binding. However, the foregoing does not foreclose GMS stockholders from challenging any such determination in a court of competent jurisdiction under applicable law.
Appointment. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for purchase or payment the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of GMS’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser or its designees must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of GMS’s stockholders.
Information Reporting and Backup Withholding. Payments made to stockholders of GMS in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, stockholders that are “United States persons” (as defined in the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”)) that do not otherwise establish an exemption should complete and return the Internal Revenue Service (which we refer to as the “IRS”) Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a “U.S. person,” that the taxpayer identification number provided by such stockholder is correct, and that such stockholder is not subject to backup withholding. Stockholders that are not “United States persons” should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the Depositary or the IRS website at www.irs.gov, in order to avoid backup withholding. Such stockholders should consult their own tax advisors to determine which IRS Form W-8 is appropriate. Failure to provide the correct information on IRS Form W-9 or the applicable IRS Form W-8 may subject the applicable stockholder to backup withholding on payments made with respect to Shares surrendered, as well as penalties imposed by the IRS.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a stockholder’s United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.
4.	Withdrawal Rights.
Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to one minute after 11:59 p.m., Eastern Time, on Friday, August 8, 2025, and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after September 12, 2025, which is the 60th day after the date of the commencement of the Offer.
For a withdrawal of Shares to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the name of the registered owners and the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” the broker, dealer, commercial bank, trust company or other nominee must arrange for the withdrawal of your Shares through DTC and provide the name and number of the account at DTC to be credited with the withdrawn Shares.
Withdrawals of Shares may not be rescinded and any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures for tendering Shares described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Time.
We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination will be final and binding. None of The Home Depot, Purchaser, the Depository, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. For the avoidance of doubt, the foregoing does not foreclose GMS stockholders from challenging any such determination, in a court of competent jurisdiction.
5.	Certain U.S. Federal Income Tax Consequences.
The following is a general summary of certain U.S. federal income tax consequences of the Offer and the Merger to U.S. Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
The summary applies only to U.S. Holders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address any tax consequences arising under the Medicare contribution tax or the “Net Investment Income Tax” under Section 1411 of the Code, nor does it address any foreign, state or local tax consequences of the Offer or the Merger. In addition, this summary does not address U.S. federal tax other than the income tax. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its, his or her particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, S corporations, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and other financial institutions, insurance companies, tax-exempt organizations (including private foundations), retirement plans, holders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that use the mark-to-market method of accounting with respect to their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, holders holding Shares that are part of a straddle, hedging, constructive sale, conversion transaction or other integrated transaction, holders of Shares who own (or constructively own) any interest in Purchaser, holders who receive cash pursuant to the exercise of appraisal rights, and holders who received Shares pursuant to the exercise of employee stock options, as restricted stock units, or otherwise as compensation).
For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (B) the trust has a valid election in effect under applicable

U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes. This discussion does not address the tax consequences to holders who are not U.S. Holders.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a person treated as a partner in such partnership generally will depend upon the status of the partner and the partnership’s activities. Accordingly, partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes) that hold Shares and persons treated as partners in such partnerships should consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.
Because individual circumstances may differ, each holder should consult its, his or her own tax advisor to determine the particular tax consequences of the Offer and the Merger to it, him or her, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and changes in any laws.
The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges Shares for cash pursuant to the Offer or the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares exchanged. If a U.S. Holder acquired Shares by purchase, the U.S. Holder’s adjusted tax basis in its Shares will generally equal the amount the U.S. Holder paid for the relevant Shares, less any returns of capital that the U.S. Holder might have received with regard to the relevant Shares. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, as of the date of the exchange, a U.S. Holder’s holding period for such Shares is more than one (1) year. Long-term capital gain recognized by certain non-corporate holders, including individuals, is currently taxable at a reduced rate. The deductibility of capital losses is subject to certain limitations.
If a U.S. Holder acquired different blocks of Shares at different times and/or different prices, such U.S. Holder must determine its, his or her adjusted tax basis and holding period separately with respect to each block of Shares.
A U.S. Holder who exchanges Shares pursuant to the Offer or the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
6.	Price Range of Shares; Dividends.
The Shares currently trade on the New York Stock Exchange (which we refer to as the “NYSE”) under the symbol “GMS.” GMS has advised The Home Depot that, as of the close of business on July 11, 2025, 38,060,770 Shares were outstanding.
The following table sets forth, for the periods indicated, the high and low sale prices per Share for each quarterly period within the two (2) preceding fiscal years, as reported on the NYSE.

	High	Low
Fiscal Year Ended April 30, 2024
First Quarter	$83.85	$57.03
Second Quarter	$97.34	$78.22
Third Quarter	$97.34	$78.22
Fourth Quarter	$96.23	$78.17
Fiscal Year Ended April 30, 2025
First Quarter	$96.49	$78.17
Second Quarter	$96.23	$82.45
Third Quarter	$103.84	$80.08
Fourth Quarter	$84.64	$66.73
Fiscal Year Ended April 30, 2026
First Quarter (through July 11, 2025)	$109.70	$72.15

On June 27, 2025, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sale price of the Shares on the NYSE was $97.33. On July 11, 2025, the last full trading day before the commencement of the Offer, the reported closing sale price of the Shares on the NYSE was $109.38.
GMS has not declared or paid dividends during the last fiscal year. The Merger Agreement provides that from the date of the Merger Agreement to the date of the Effective Time, except as otherwise required in the Merger Agreement or required by applicable law, GMS and its subsidiaries will not authorize, declare, make or pay any dividends on or make any distribution with respect to any of its securities (including the Shares), except dividends and distributions made by a direct or indirect wholly owned subsidiary of GMS to GMS or another wholly owned subsidiary of GMS.
7.	Certain Information Concerning GMS.
Except as specifically set forth herein, the information concerning GMS contained in this Offer to Purchase has been taken from or is based upon information furnished by GMS or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to GMS’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information.
General. The following description of GMS and its business has been taken from GMS’ annual report on Form 10-K for the fiscal year ended April 30, 2025 and its Current Reports on Form 8-K filed on June 20, 2025 and June 30, 2025, respectively, and is qualified in its entirety by reference to such Form 10-K and Form 8-Ks.
GMS, through its wholly owned operating subsidiaries, operates a network of more than 320 distribution centers with extensive product offerings of wallboard, ceilings, steel framing and complementary construction products. GMS also operates nearly 100 tool sales, rental and service centers. GMS provides a comprehensive selection of building products and solutions for its residential and commercial contractor customer base across the United States and Canada.
GMS’s common stock trades on the NYSE under the symbol “GMS.” GMS’ principal executive offices are located at 115 Perimeter Center Place, Suite 600, Atlanta, GA 30346 and its telephone number is (800) 392-4619. GMS’ internet address is www.gms.com.
The information contained in Section 6 — “Price Range of Shares; Dividends” is incorporated herein by reference.
Available Information. The Shares are registered under the Exchange Act. Accordingly, GMS is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning GMS’s directors and officers, their remuneration, stock options and other equity awards granted to them, the principal holders of GMS’s securities, any material interests of such persons in transactions with GMS and other matters is required to be disclosed in proxy statements, the most recent one having been filed with the SEC on August 27, 2024. Certain of such information (as of particular dates) will also be available in the Schedule 14D-9 when filed. Copies of such information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC maintains a website on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including GMS, that file electronically with the SEC.
8.	Certain Information Concerning The Home Depot and Purchaser.
The Home Depot and Purchaser. The Home Depot, Inc. is the world’s largest home improvement retailer based on net sales for fiscal 2024. The Home Depot offers its customers a wide assortment of building materials, home improvement products, lawn and garden products, décor products, and facilities MRO products, in stores and online. As of May 4, 2025, the end of the first quarter of The Home Depot’s 2025 fiscal year, The Home Depot operated 2,350 retail stores and over 790 branches located throughout the U.S. (including the Commonwealth of Puerto Rico and the territories of the U.S. Virgin Islands and Guam), Canada, and Mexico. The Home Depot

stores average approximately 104,000 square feet of enclosed space, with approximately 24,000 additional square feet of outside garden area. The Home Depot also maintains a network of distribution and fulfillment centers, as well as a number of e-commerce websites in the U.S., Canada and Mexico. The Home Depot, Inc. is a Delaware corporation that was incorporated in 1978.
Purchaser is a Delaware corporation formed on June 26, 2025 solely for the purpose of effecting the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger, its entry into the Merger Agreement and pursuant thereto or that were incidental to its formation. Purchaser has no assets or liabilities other than those incidental to its formation and the contractual rights and obligations related to the Merger Agreement. Upon the completion of the Merger, Purchaser’s separate corporate existence will cease and GMS will continue as the Surviving Corporation. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Merger Agreement, the Offer and the Merger. Purchaser is an indirect, wholly owned subsidiary of The Home Depot.
The Home Depot’s and Purchaser’s principal executive offices are located at 2455 Paces Ferry Road, Atlanta, Georgia 30339 and their telephone number is (770) 433-8211.
The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of The Home Depot and Purchaser are listed in Schedule I to this Offer to Purchase.
During the last five years, none of The Home Depot or Purchaser or, to the best knowledge of The Home Depot and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.
As of July 11, 2025, The Home Depot and Purchaser do not beneficially own any Shares.
Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, (i) none of The Home Depot or Purchaser or, to the best knowledge of The Home Depot and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or majority-owned subsidiary of The Home Depot or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of The Home Depot or Purchaser or, to the best knowledge of The Home Depot and Purchaser, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Shares during the past sixty (60) days. Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of The Home Depot or Purchaser or, to the best knowledge of The Home Depot and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of GMS (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).
Except as set forth in this Offer to Purchase, none of The Home Depot or Purchaser or, to the best knowledge of The Home Depot and Purchaser, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with GMS or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer.
Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between The Home Depot or any of its subsidiaries or, to the best knowledge of The Home Depot and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and GMS or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The SEC maintains a website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that The Home Depot has filed electronically with the SEC.
9.	Source and Amount of Funds.
The Offer is not subject to a financing condition. We estimate that we will need approximately $4.3 billion to purchase all of the Shares validly tendered (and not validly withdrawn) in the Offer and to provide funding for the completion of the Merger. The Home Depot and Purchaser have or will have available to them, through a variety of sources, including cash on hand and borrowings at prevailing interest rates under The Home Depot’s commercial paper program, funds necessary for the payment of the aggregate Offer Price and the aggregate Merger Consideration (as defined below) and to satisfy all of their payment obligations under the Merger Agreement and resulting from the transactions contemplated thereby. Neither The Home Depot nor Purchaser has entered into any financing commitment in connection with the Merger Agreement or the transactions contemplated thereby. For the reasons stated above, we do not believe our financial condition to be relevant to your decision to tender your Shares.
10.	Background of the Offer; Past Contacts or Negotiations with GMS.
The information set forth below regarding GMS not involving The Home Depot or Purchaser was provided by GMS.
Background of the Offer
The following chronology summarizes the key meetings and events between representatives of The Home Depot and representatives of GMS that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the representatives of The Home Depot and GMS. For a review of GMS’s additional activities relating to these contacts, please refer to GMS’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.
During the first half of 2024, prior to The Home Depot’s acquisition of SRS Distribution, Inc. (“SRS”), Dan Tinker, Chief Executive Officer of SRS, spoke on one occasion with John C. Turner, Chief Executive Officer of GMS, about general trends and developments in the building products distribution industry and their respective businesses; however, neither Mr. Turner nor Mr. Tinker raised or discussed the possibility of a potential transaction involving GMS and SRS at that time.
On July 19, 2024, Mr. Tinker, now President and CEO of SRS, a wholly owned subsidiary of The Home Depot, and Ryan Nelson, Chief Financial Officer of SRS, met for breakfast in Atlanta, Georgia with Mr. Turner and Jack Gavin, Chair of the board of directors of GMS. The discussion included general updates on their respective businesses and perspectives on trends and developments in the building products distribution industry. Mr. Tinker noted his view of potential advantages that could arise from a potential combination of GMS and SRS, including the potential for The Home Depot to offer a greater breadth of products to its professional customers (“Pros”). However, no specific details as to any potential transaction were discussed, and Mr. Tinker acknowledged that the timing for SRS’s consideration of any potential combination was unclear in light of the ongoing integration of SRS with The Home Depot.
On March 21, 2025, Mr. Tinker met with Mr. Turner in Dallas, Texas to discuss general conditions within the building products distribution industry. Mr. Tinker noted that The Home Depot continued to evaluate opportunities to expand its offerings for Pros within specialty trade distribution, and that GMS may be an attractive transaction counterparty in light of this growth strategy. However, Mr. Tinker indicated that timing for The Home Depot’s consideration of a potential transaction remained unclear and did not make any proposal to acquire GMS. Mr. Tinker proposed a follow-up meeting with Edward P. Decker, President and Chief Executive Officer of The Home Depot.
On March 31, 2025, Messrs. Decker and Tinker met over dinner with Mr. Turner in Atlanta, Georgia, and discussed the respective specialty distribution businesses of GMS and The Home Depot and strategic plans to expand such businesses in general terms.
On May 29, 2025, Mr. Decker contacted Mr. Turner via telephone to inform him that The Home Depot would be delivering an indication of interest to acquire GMS, which was delivered later that same day. The indication of interest proposed an acquisition of GMS at a price of $105 per Share, without a financing contingency, expressed a desire to reach agreement and negotiate and finalize documentation quickly, subject to completion of The Home Depot’s due diligence, and requested a 30-day period of exclusivity.
On June 10, 2025, at the direction of GMS, representatives of Jefferies LLC (“Jefferies”), financial advisor to GMS, contacted representatives of BofA Securities, Inc. (“BofA”) and J.P. Morgan Securities LLC (“J.P. Morgan”), financial advisors to The Home Depot, to inform them that the GMS Board did not view The Home Depot’s offer as compelling and to suggest that a meeting be scheduled in order for GMS management to present its long-term strategic plan, which the board of directors of GMS believed would support a higher price.
Between June 11, 2025 and June 13, 2025, Alston & Bird LLP (“Alston & Bird”), legal counsel to GMS, and Weil Gotshal & Manges LLP (“Weil”), legal counsel to The Home Depot, negotiated the terms of a mutual confidentiality agreement, which was executed on June 13, 2025, and included a customary standstill provision for the benefit of GMS.
On June 16, 2025, representatives of The Home Depot, including Messrs. Decker, Tinker and Nelson and Richard McPhail (The Home Depot’s Chief Financial Officer), met in Atlanta, Georgia with representatives of GMS, including Messrs. Turner and Deakin, and representatives of Jefferies. Messrs. Turner and Deakin provided an overview of GMS’s business, leadership team and long-term strategic plan, discussed GMS’s historical financial performance and management’s high-level financial projections for fiscal years 2026 through 2030, and reviewed GMS management’s view of the potential synergy opportunities in connection with a potential transaction, and the participants discussed a potential transaction between The Home Depot and GMS.
On June 17, 2025, Messrs. McPhail and Tinker spoke with representatives of Jefferies and discussed reconnecting following The Home Depot’s review of the information received during the prior day’s meeting with GMS and GMS’s upcoming earnings release. Messrs. McPhail and Tinker also inquired about the openness of GMS senior management to continuing with GMS’s business following a potential transaction. After consultation with Mr. Gavin and Alston & Bird, Mr. Turner contacted Mr. Tinker and expressed his openness to remaining with the business without discussing specific terms and his belief that key members of the GMS senior leadership team would also be open to continuing following a potential transaction.
On June 18, 2025, GMS announced its fourth quarter and fiscal year 2025 earnings. Later that day, QXO Inc. (“QXO”) publicly announced that it had delivered a proposal to GMS to acquire all outstanding shares of GMS at a price of $95.20 per Share in cash. QXO’s proposal stated that QXO was prepared to move quickly with two weeks of due diligence and negotiation of definitive documentation, but stated that if GMS did not engage constructively QXO was prepared to take its offer directly to GMS stockholders.
On June 19, 2025, Mr. Turner called Mr. Decker to inform him that GMS was not aware of QXO’s proposal prior to receiving QXO’s letter on June 18th.
Later on June 19, 2025, Mr. Decker spoke with Mr. Turner via telephone and communicated The Home Depot’s continued interest in pursuing a potential acquisition of GMS and that The Home Depot was prepared to proceed expeditiously with its due diligence review and simultaneously negotiate definitive documentation in order to be in a position to announce a potential transaction by June 27, 2025. Later that day, representatives of BofA and J.P. Morgan contacted representatives of Jefferies and reaffirmed The Home Depot’s interest in acquiring GMS at a price of $105 per Share and the timing communicated by Mr. Decker.
On June 20, 2025, representatives of Alston & Bird and representatives of Weil participated in a conference call to discuss preliminary perspectives on regulatory considerations, including antitrust considerations, with respect to a potential transaction based on analysis completed to date.
Also on June 20, 2025, as instructed by the board of directors of GMS, representatives of Jefferies contacted representatives of BofA and J.P. Morgan and informed them that other potential strategic counterparties were also considering a potential acquisition of GMS, that The Home Depot’s proposed price of $105 per Share did not distinguish it from such other prospective counterparties considering an acquisition of GMS, that GMS did not anticipate proceeding with a transaction process on The Home Depot’s proposed June 27th timeline and that GMS would provide due diligence information to selected transaction counterparties, including The Home Depot.

Later that day, at the direction of The Home Depot, representatives of BofA and J.P. Morgan provided representatives of Jefferies with The Home Depot’s additional due diligence requests and plan and communicated The Home Depot’s desire to commence subject matter focused due diligence calls over the upcoming weekend.
On the afternoon of June 21, 2025, Weil delivered an initial draft merger agreement to Alston & Bird, which contemplated the acquisition of GMS by way of an all-cash tender offer for all outstanding Shares, followed by a second-form merger in accordance with Section 251(h) of the DGCL to cash out any untendered Shares. The draft merger agreement also provided, among other things, for (i) the ability of GMS to terminate the agreement in order to accept and concurrently enter into a superior proposal, (ii) a termination fee equal to 4.0% of the equity value of the transaction, payable by GMS in certain circumstances, including if GMS terminated the agreement in order to accept a superior proposal from a third party, (iii) a termination fee equal to 5.0% of the equity value of the transaction, payable by The Home Depot in the event that the merger agreement was terminated in certain circumstances relating to the failure to obtain required antitrust approvals and (iv) limited obligations on the part of The Home Depot to undertake certain remedial actions in order to obtain required antitrust approvals.
Also on June 21, 2025, an electronic data room containing due diligence information was made available to The Home Depot and its advisors. Between June 21, 2025 and June 24, 2025, senior executives of The Home Depot, along with representatives from Weil, BofA and J.P. Morgan, participated in a number of due diligence conference calls with GMS’s management and advisors, and representatives of The Home Depot visited selected GMS distribution facilities.
On June 23, 2025, Mr. Tinker met with Mr. Turner in Atlanta, Georgia to discuss GMS’s organizational structure, key personnel and succession planning process. Later that day, Mr. Tinker spoke by teleconference with Travis Hendren, SVP, Chief Operating Officer of GMS, to discuss GMS’s business, including potential growth opportunities, key personnel and succession planning as well as Mr. Hendren’s openness (without discussing specific terms) to remaining with the business following a potential transaction.
On the evening of June 25, 2025, in response to an inquiry from representatives of BofA and J.P. Morgan and consistent with instructions from the board of directors of GMS, representatives of Jefferies communicated that guidance would be forthcoming the following day as to process and timing with respect to a potential transaction.
On June 26, 2025, in accordance with the GMS Board's directives, a representative of Jefferies contacted representatives of BofA and J.P. Morgan and communicated that GMS would be willing to proceed with the potential transaction with The Home Depot at an offer price of $110 per Share, subject to the parties finalizing the transaction documents on an expedited basis. Later that same day, representatives of BofA and J.P. Morgan, at the direction of The Home Depot’s Chief Executive Officer, informed the representative of Jefferies that The Home Depot would agree to GMS’s proposed offer price of $110 per Share, subject to GMS proceeding under informal exclusivity with The Home Depot and the parties working to proceed promptly to negotiate definitive documents and finalize the terms of the potential transaction prior to the open of trading on Monday, June 30, 2025.
Subsequently on June 26, 2025, Alston & Bird delivered a revised draft merger agreement to Weil, which, among other things, (i) contemplated a termination fee equal to 3.0% of the equity value of the transaction payable by GMS in certain circumstances, including if it terminated the agreement in order to accept a superior proposal from a third party, (ii) increased the termination fee payable by The Home Depot to 6.0% of the equity value of the transaction in the event the agreement was terminated in certain circumstances relating to the failure to obtain required antitrust approvals, (iii) enhanced the regulatory efforts required of The Home Depot in order to obtain antitrust approvals, requiring The Home Depot to take certain remedial actions so long as those actions would not reasonably be expected to have a “Company Material Adverse Effect” (as defined in the merger agreement), (iv) reflected GMS’s desired positions with respect to the interim operating covenants, (v) provided GMS with additional flexibility under the agreement’s “no shop” provisions and narrowed the events that would be considered a “change of recommendation” by GMS and (vi) contemplated that GMS be permitted to continue with its upcoming August annual equity award grants in the ordinary course, and that all such awards would be accelerated and cashed out as part of the Merger.
On the afternoon of June 27, 2025, Mr. Decker contacted Mr. Turner to discuss The Home Depot’s interest in him continuing to lead GMS following the potential transaction and raised the possibility of Mr. Turner and Mr. Hendren rolling over their upcoming annual equity award grants as well as a potential cash-based retention bonus. The next morning, on June 28, 2025, representatives of Weil provided representatives of Alston & Bird with draft letter agreements containing The Home Depot’s proposed terms, and which also included adjustments to the “good reason” triggers under Mr. Turner’s and Mr. Hendren’s employment agreements and noted the possibility of further incentive arrangements to be discussed following the signing of the potential transaction.
Also on June 27, 2025, Alston & Bird provided Weil with an initial draft of GMS’s disclosure schedules.
During the period from June 27, 2025 through June 29, 2025, representatives of Weil and Alston & Bird continued to negotiate and discuss the terms of the merger agreement and related transaction documents, with counsel to Mr. Turner also participating in the discussion and negotiation of the executive letter agreements. Among other items, the parties eventually aligned on mutually agreeable terms reflected in the final merger agreement, including (i) a “fiduciary out” termination fee of $147.5 million (approximately 3.5% of the implied equity value of the transaction) payable by GMS, (ii) an antitrust-related termination fee of $230.0 million (approximately 5.4% of the implied equity value of the transaction) payable by The Home Depot, (iii) that The Home Depot would be required to take certain remedial actions to obtain antitrust approval so long as those actions would not reasonably be expected to have a material adverse effect on GMS and its subsidiaries, taken as a whole, (iv) the outside date under the merger agreement and (v) the scope of, and exceptions to, the interim operating covenants applicable to GMS, as well as whether Messrs. Turner’s and Hendren’s rollover equity awards and retention awards would be settled in cash or The Home Depot equity.
On the evening of June 29, 2025, the parties executed the merger agreement and related documents. On the morning of June 30, 2025, each party issued a press release announcing the execution by the parties of the merger agreement.
On July 14, 2025, Purchaser commenced the Offer and GMS filed the Schedule 14D-9 with the SEC.
Past Contacts, Transactions, Negotiations and Agreements.
For more information on the Merger Agreement and the other agreements between GMS and Purchaser and their respective related parties, see Section 8 — “Certain Information Concerning The Home Depot and Purchaser,” Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement.”
11.	The Merger Agreement.
The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified in their entirety by reference to the Merger Agreement itself, which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning The Home Depot and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.
This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about The Home Depot, Purchaser or GMS, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by a confidential disclosure schedule delivered by GMS to The Home Depot in connection with the Merger Agreement. The representations and warranties in the Merger Agreement were made for the purpose of allocating contractual risk between the parties thereto and governing contractual rights and relationships between the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders of The Home Depot or GMS. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this Section 11, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of The Home Depot, Purchaser, GMS or their respective affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed since the date of the Merger Agreement and may change after the date hereof, and such subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, such representations, warranties and covenants or descriptions thereof should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that The Home Depot and GMS publicly file.
The Offer. The Merger Agreement provides that Purchaser will commence the Offer on a date to be agreed by The Home Depot and GMS, or if they are unable to agree, on or prior to July 14, 2025. Purchaser’s obligation to accept for payment and pay for Shares validly tendered and not validly withdrawn in the Offer is subject to the satisfaction of the Minimum Condition and the other Offer Conditions that are described in Section 15 — “Conditions to the Offer.”
Subject to the satisfaction of the Minimum Condition and, to the extent waivable by Purchaser or The Home Depot, waiver of the other Offer Conditions, the Merger Agreement provides that Purchaser will as promptly as practicable after (and in any event within one (1) business day of) the Expiration Time accept for payment all Shares tendered and not validly withdrawn pursuant to the Offer and pay for such Shares. The time at which Purchaser accepts for payment all Shares tendered and not validly withdrawn pursuant to the Offer is referred to as the “Offer Closing” and the date on which the Offer Closing occurs is referred to as the “Offer Closing Date.” The closing of the Merger is referred to as the “Closing.”
The Home Depot and Purchaser expressly reserve the right to waive, in whole or in part, any Offer Condition (other than the Minimum Condition) or make any change in the terms of or conditions to the Offer, except that GMS’s prior written consent is required for The Home Depot or Purchaser to:
•	reduce the number of Shares subject to the Offer;
•	reduce the Offer Price;
•	change, modify or waive the Minimum Condition;
•	change the form of consideration payable in the Offer;
•	extend or otherwise change the Expiration Time, except as provided under the Merger Agreement;
•	impose conditions to the Offer other than the conditions described in Section 15 — “Conditions to the Offer” or modify or change any such conditions in a manner adverse to any GMS stockholder; or
•	otherwise amend, modify or supplement any of the other terms of the Offer in a manner adverse to any stockholder of GMS.
The Merger Agreement provides that if, on or prior to any then-scheduled Expiration Time, any of the Offer Conditions is not satisfied or, to the extent waivable by Purchaser or The Home Depot pursuant to the Merger Agreement, waived by Purchaser or The Home Depot, Purchaser will (and The Home Depot will cause Purchaser to) extend the Offer on one or more occasions for successive periods of up to ten (10) business days each (or such additional or longer periods if The Home Depot so desires and GMS consents in writing prior to such extension), the length of each such period to be determined by The Home Depot in its sole discretion, in order to permit the satisfaction of such Offer Conditions.
If at any scheduled Expiration Time, each of the Offer Conditions (other than the Minimum Condition) has been satisfied or, to the extent waivable by The Home Depot or Purchaser pursuant to the Merger Agreement, waived by The Home Depot or Purchaser and the Minimum Condition has not been satisfied, Purchaser may (but is not required to) in its discretion extend the Offer for more than twenty (20) business days beyond the scheduled Expiration Time. In addition, Purchaser will (and The Home Depot will cause Purchaser to) extend the Offer for any period or periods required by applicable law or rules, regulations, interpretations or positions of the SEC or its staff. In no event will Purchaser be required to extend the Offer beyond the Outside Date (as defined below) and Purchaser will not be permitted to do so without GMS’s prior written consent in GMS’s sole discretion.
Purchaser will not terminate the Offer prior to any scheduled Expiration Date, except after the Merger Agreement has been terminated in accordance with its terms. If the Offer is terminated or withdrawn by Purchaser prior to the acceptance for payment of Shares tendered in the Offer, Purchaser will promptly return, and will cause the Depositary to return, in accordance with applicable law, all tendered Shares to the registered holders thereof.

Either The Home Depot or GMS may terminate the Merger Agreement, at any time prior to the Offer Closing, if the Offer Closing has not occurred on or before June 29, 2026 (which, as it may be extended, we refer to as the “Outside Date”). If, on June 29, 2026, the Antitrust Law Condition or the Governmental Authority Condition (with respect to any antitrust-related legal requirement) has not been satisfied but the other conditions (other than the Minimum Condition) have been satisfied or waived, then the Outside Date will automatically be extended up to two (2) times, each for a period of three (3) months (that is, to September 29, 2026 and December 29, 2026, respectively).
Board of Directors and Officers. Pursuant to the Merger Agreement, the directors of Purchaser as of immediately prior to the Effective Time will at the Effective Time be the initial directors of the Surviving Corporation (as defined below), and the officers of GMS immediately prior to the Effective Time at the Effective Time will be the officers of the Surviving Corporation, each to hold office until his or her respective successor is duly elected or appointed and qualified, or his or her earlier death, resignation or removal, in accordance with the Surviving Corporation’s certificate of incorporation and bylaws and the DGCL.
The Merger. The Merger Agreement provides that, following the Offer Closing and on the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will merge with and into GMS, with GMS being the surviving corporation (which we refer to as the “Surviving Corporation”). The Merger will be governed by Section 251(h) of the DGCL and will be effected as soon as practicable following the Offer Closing. The parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to be effected without adoption of the Merger Agreement by a vote of the holders of the Shares in accordance with Section 251(h) of the DGCL. Upon consummation of the Merger, the separate corporate existence of Purchaser will thereupon cease and the Surviving Corporation will continue its corporate existence under the DGCL as a wholly owned subsidiary of The Home Depot.
At the Effective Time, by virtue of the Merger, the certificate of incorporation of Purchaser will be amended and restated in its entirety to read in the form attached to the Merger Agreement as Annex C and the bylaws of Purchaser, each as in effect immediately prior to the Effective Time, will be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended, subject to applicable law and the provisions of the Merger Agreement related to indemnification of officers and directors.
The obligations of GMS, The Home Depot and Purchaser to complete the Merger are subject to the satisfaction or waiver of each of the following conditions:
•
no domestic or foreign governmental or regulatory body, commission, agency, court, instrumentality, authority or other legislative, executive, governmental or judicial entity having competent jurisdiction shall have enacted, issued or entered any executive order, judgment, injunction, award, decree, writ or other order (whether preliminary, permanent or temporary) which remains in effect that enjoins or otherwise prohibits or makes illegal the Merger and no U.S. federal, state, municipal, local or foreign laws, statutes, ordinances, treaties, rules, regulations, codes, orders or legally enforceable requirements by any governmental entity under the authority of the NYSE will have been enacted, entered, promulgated or enforced after the date hereof (and still be in effect) by any such body or entity that prohibits or makes illegal the consummation of the Merger; and

•	Purchaser has previously accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer.
Conversion of Capital Stock at the Effective Time. Each Share issued and outstanding immediately prior to the Effective Time (other than any (i) Shares held by GMS, The Home Depot or any of their respective wholly owned subsidiaries (other than Purchaser), (ii) Shares tendered and irrevocably accepted for purchase in the Offer or (iii) Shares held by any person who is entitled to and properly demands statutory appraisal of his or her Shares) will be converted at the Effective Time into the right to receive the Merger Consideration.
All shares, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become, in the aggregate, 1,000 validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation and will constitute the only outstanding shares of capital stock of the Surviving Corporation.
Treatment of Equity Awards.

•
Stock Options. The Merger Agreement provides that, immediately prior to the Effective Time (but contingent upon the Effective Time), each then-outstanding option to purchase Shares (each, a “Company Stock Option”) granted under the 2014 GMS Inc. Stock Option Plan, the GMS Inc. 2020 Equity Incentive Plan, as amended, and the GMS Inc. Equity Incentive Plan (together, the “Company Stock Plans”), whether vested or unvested, will become fully vested and will be, as of immediately prior to the Effective Time (but contingent upon the Effective Time), cancelled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share underlying such Company Stock Option and (ii) the number of Shares underlying such Company Stock Option immediately prior to the Effective Time. All amounts payable to the holders of Company Stock Options will be without any interest thereon and less any required withholding of taxes.

•
Restricted Stock Units. The Merger Agreement provides that, immediately prior to the Effective Time (but contingent upon the Effective Time), each then-outstanding restricted stock unit granted under a Company Stock Plan (each, a “Company Restricted Unit”), other than any Company Restricted Units granted to GMS’s CEO or COO in respect of their annual equity awards on or around August 1, 2025 (each, a “Rollover RSU”) or as may otherwise be agreed to in writing by The Home Depot and any holder of a Company Restricted Unit, will become fully vested and, subject to compliance with Section 409A of the Code, will be, as of immediately prior to the Effective Time (but contingent upon the Effective Time), cancelled and converted into the right to receive an amount in cash equal to the product of (i) the Merger Consideration and (ii) the number of Shares underlying such Company Restricted Unit immediately prior to the Effective Time. All amounts payable to the holders of Company Restricted Units will be paid without any interest thereon and less any required withholding of taxes.

•
Home Depot RSUs. The Merger Agreement provides that, immediately prior to the Effective Time (but contingent upon the Effective Time), each Rollover RSU will be assumed by The Home Depot and converted into a restricted stock unit (each, a “Home Depot RSU”) with respect to shares of common stock, par value $0.05 per share, of The Home Depot (which we refer to as the “Home Depot Shares”) under the Home Depot, Inc. Omnibus Stock Incentive Plan, as amended and restated May 19, 2022. The number of the Home Depot RSUs issuable with respect to each Rollover RSU will equal the product of (i) the number of Shares underlying such Rollover RSU and (ii) a fraction (x) the numerator of which is the Merger Consideration and (y) the denominator of which is the volume weighted average price per share, rounded to the nearest one tenth of a cent, of the Home Depot Shares on the NYSE (as reported by Bloomberg L.P. or another authoritative source mutually selected by The Home Depot and GMS) for the ten (10) consecutive trading days ending on (and including) the trading day that is three (3) trading days prior to the date of the Effective Time, rounded down to the nearest whole share. The Home Depot RSUs issued upon conversion of the Rollover RSUs will be subject to substantially the same terms and conditions as the Rollover RSUs, including any vesting and acceleration of vesting provisions (which we refer to as the “Vesting Conditions”); however, The Home Depot may implement changes that, in the reasonable and good faith determination of The Home Depot, are appropriate to conform the Rollover RSUs to the Home Depot RSUs, so long as such changes are applicable to other holders of the Home Depot RSUs (other than Affected Employees (as defined below)) and do not modify the Vesting Conditions.

Treatment of Company ESPP. The final exercise date for the current offering period under the Company ESPP will be no later than five (5) business days prior to the Closing Date, and all amounts allocated to each participant’s account under the Company ESPP at the end of such offering period will be used to purchase whole Shares under the terms of the Company ESPP, which Shares will be converted into the Merger Consideration pursuant to the Merger. The Company ESPP will terminate immediately prior to the Effective Time and no further rights will be granted or exercisable under the Company ESPP thereafter. No new offering period will commence following the execution of the Merger Agreement, no new participation will be permitted under the plan and existing participants will not be permitted to increase their contribution rates.
Representations and Warranties. In the Merger Agreement, GMS has made representations and warranties to The Home Depot and Purchaser with respect to, among other things:

•	corporate matters, such as organization, organizational documents, standing, qualification, power and authority;
•	capital structure of GMS and its subsidiaries;
•	authority relative to the Merger Agreement;
•	required consents and approvals and no violations of organizational documents or applicable law;
•	financial statements and SEC filings;
•	disclosure controls and internal control over financial reporting;
•	the absence of certain changes;
•	the absence of undisclosed liabilities;
•	compliance with laws (including anti-corruption, anti-bribery and import and export laws), permits and regulatory matters;
•	litigation;
•	employees and employee benefit plans, including ERISA and certain related matters;
•	environmental matters;
•	tax matters;
•	labor and employment matters;
•	intellectual property, information technology and data privacy;
•	insurance;
•	properties;
•	material contracts;
•	significant customers and suppliers;
•	information to be included in the Offer documents, the Schedule 14D-9 and other information required to be disseminated in connection with the Offer;
•	state takeover statutes;
•	no rights agreement;
•	merger approval matters;
•	brokers and certain fees; and
•	the opinion of financial advisors.
Some of the representations and warranties in the Merger Agreement made by GMS are qualified as to “materiality” or “Company Material Adverse Effect” or by knowledge or the ability to consummate the transactions contemplated by the Merger Agreement. “Company Material Adverse Effect” means any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing which (i) would prevent GMS from consummating, or materially impair or materially delay the ability of GMS to perform its obligations under the Merger Agreement or to consummate the Merger or any of the other transactions contemplated by the Merger Agreement or (ii) would have a material adverse effect on the business, results of operations or condition (financial or otherwise) of GMS and its subsidiaries taken as a whole; provided, however, that, with respect to clause (ii), Company Material Adverse Effect will not be deemed to include the impact of any of the following, either alone or in combination:
i.	changes after the date of the Merger Agreement in GAAP or the authoritative interpretation thereof;
ii.	changes after the date of the Merger Agreement in laws or the authoritative interpretation thereof;

iii.
general changes after the date of the Merger Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions (including securities markets, credit markets, currency markets and other financial markets) in any country;

iv.	changes generally affecting the industries in which GMS or its subsidiaries operate;
v.	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics or pandemics or disease outbreaks;
vi.
the announcement, pendency or consummation of the Merger Agreement or the transactions contemplated hereby, including the identity of The Home Depot or any of its affiliates and including any impact on the relationship of GMS or any of its subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, employees or partners;

vii.
a change in the market price or trading volume of the Shares, or the failure of GMS to meet public projections, estimates or expectations of its revenue, earnings or other financial performance or results of operations for any period, or any failure by GMS to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such underlying cause would otherwise be excepted from this definition);

viii.	any breach, violation or non-performance of any provision of the Merger Agreement by The Home Depot or any of its affiliates;
ix.	any actions taken or omitted to be taken by GMS or any of its subsidiaries at the written request of The Home Depot; and
x.	any actions taken or omitted to be taken by GMS or any of its subsidiaries that is required or expressly contemplated to be taken or omitted pursuant to the Merger Agreement;
except, in the cases of clauses (i), (ii), (iii), (iv) or (v) above, to the extent that the effects of such change are disproportionately adverse to the business, results of operations or condition of GMS and its subsidiaries, taken as a whole, as compared to other companies in the industries in which GMS and its subsidiaries operate.
In the Merger Agreement, The Home Depot and Purchaser have made representations and warranties to GMS with respect to:
•	corporate matters, such as organization, standing, qualification, power and authority;
•	authority relative to the Merger Agreement;
•	required consents and approvals, and no violations of organizational documents, applicable laws or agreements;
•	Share ownership;
•	litigation;
•	availability of funds;
•	lack of operations of Purchaser;
•	accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9; and
•	brokers and certain fees.
Some of the representations and warranties in the Merger Agreement made by The Home Depot and Purchaser are qualified as to “materiality” or “The Home Depot Material Adverse Effect.” “The Home Depot Material Adverse Effect” means any change, circumstance, event, occurrence, condition, development or combination of the foregoing that would, or reasonably be expected to, prevent or materially delay or materially impede the ability of The Home Depot or Purchaser to consummate the Offer or the Merger prior to the Outside Date.

None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any document, certificate or instrument delivered pursuant to or in connection with the Merger Agreement survives the Effective Time or the termination of the Merger Agreement in accordance with its terms.
Conduct of Business Pending the Merger. Except (i) as required by the Merger Agreement, (ii) as set forth in the confidential disclosure schedule delivered by GMS to The Home Depot in connection with the Merger Agreement, (iii) as required by applicable law, or (iv) as consented to in writing by The Home Depot, which consent will not be unreasonably withheld, conditioned or delayed, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time, GMS will use commercially reasonable efforts to (A) conduct business only in the ordinary course, and (B) to the extent not inconsistent therewith, (I) maintain and preserve intact its current business organization, (II) keep available the services of key employees and (III) maintain its existing relationships with its customers and suppliers and others having material business dealings with it.
GMS has further agreed that, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time, except (i) as required by the Merger Agreement, (ii) as set forth in the confidential disclosure schedule delivered by GMS to The Home Depot in connection with the Merger Agreement, (iii) as required by applicable law, or (iv) as consented to in writing by The Home Depot, which consent will not be unreasonably withheld, conditioned or delayed, GMS will not and will not permit and of its subsidiaries to:
•	amend or modify its Certificate of Incorporation or bylaws, or amend or modify any of its subsidiaries’ organizational documents;
•
declare, set aside, authorize, make or pay any dividends on or make any distribution with respect to its outstanding capital stock or other ownership interests or securities (whether in cash, assets, stock or other securities or property of GMS or its subsidiaries), except dividends and distributions made by a direct or indirect wholly owned subsidiary of GMS to GMS or another wholly owned subsidiary of the GMS;

•
directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or other ownership interests or securities or obligations convertible into or exchangeable or exercisable for (currently or after the passage of time or the occurrence of certain events) any such capital stock, interest or securities;

•
except for (A) transactions exclusively between GMS and its direct or indirect wholly owned subsidiaries or among GMS’s direct or indirect wholly owned subsidiaries and (B) issuances of Shares in respect of any exercise of Company Stock Options or vesting or settlement of Company Restricted Units outstanding on the date of the Merger Agreement, in each case in accordance with the terms of the applicable award agreement as in effect as of the date of the Merger Agreement, issue, sell, grant, or otherwise permit to become outstanding or pledge, dispose of, or encumber (other than certain permitted liens) or authorize the issuance, sale, purchase or subscription for or grant, pledge, disposition of, or encumber (other than certain permitted liens) any shares of capital stock or other ownership interests or securities of GMS or any subsidiary of GMS or any securities convertible into or exchangeable or exercisable for shares of capital stock of or other ownership interests or securities of GMS or any of its subsidiaries or any rights, warrants or options to acquire or with respect to any such shares, interests or securities;

•	split, combine, subdivide, amend the terms of or reclassify the Shares or any other shares in the capital stock of or ownership interests in or securities of GMS or any subsidiary of GMS;
•	except to the extent required by the express terms of a contract in existence as of the date of the Merger Agreement or by the express terms of a Company Benefit Plan:
•
increase in any manner the compensation or benefits (including severance, termination, change-in-control, incentive and retention compensation or benefits) of any current or former directors, officers or employees with annual base compensation in excess of $140,000, in each case of GMS or any of its subsidiaries, except in the ordinary course of business;

•	grant any Company Stock Awards or other equity or equity-based awards, or amend the terms of any Company Stock Awards outstanding as of the date of the Merger Agreement;
•
enter into, terminate, amend (other than de minimis administrative amendments to Company Benefit Plans that are health and welfare plans that do not increase the level of benefits or cost to GMS or any of its subsidiaries of maintaining the applicable Company Benefit Plan), adopt, implement or otherwise commit itself to any Company Benefit Plan or other compensation or benefit plan, program, policy or contract or other agreement that would be a Company Benefit Plan if in effect as of the date of the Merger Agreement;

•
other than pursuant to the terms of the Merger Agreement, take any action to amend, waive or accelerate the vesting of, or the lapsing of restrictions or performance criteria with respect to, any Company Benefit Plan or Company Stock Option, Company Restricted Unit or otherwise accelerate any rights or benefits, or make any determinations under any Company Benefit Plan;

•	establish or fund (or provide any funding for) any rabbi trust or other funding arrangement, including in respect of any Company Benefit Plan;
•
(i) hire or promote any person with annual base compensation in excess of $200,000 or corporate level employees with the title of Vice President or higher (other than hires or promotions to fill vacancies resulting from terminations for cause or voluntary resignations, with such new hire or promotee receiving compensation and benefits that are substantially similar to those provided to the departing employees), or (ii) terminate (other than for cause) the employment or services of any employee with annual base compensation in excess of $200,000 or corporate level employees with the title of Vice President or higher; or

•
other than as required by applicable law, enter into, establish or adopt any collective bargaining or similar agreement with any new union, works council or labor organization, without providing reasonable advance notice to The Home Depot;

•
make any loans or advances to any person, including any of its directors or executive officers or make any change to any existing borrowing or lending arrangements for or on behalf of any such persons in each case other than (A) trade credit in the ordinary course of business, (B) travel and payroll advances granted to directors and executive officers in the ordinary course of business and (C) loans, advances or capital contributions to, or investments in, wholly-owned subsidiaries of GMS in the ordinary course of business;

•
incur, assume, guarantee or prepay any indebtedness for borrowed money or issue or sell any debt securities or rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money solely between GMS and its direct or indirect wholly owned subsidiaries or among GMS’s direct or indirect wholly owned subsidiaries or (B) indebtedness for borrowed money incurred in the ordinary course of business, so long as the aggregate principal amount thereof outstanding at any time does not exceed the aggregate principal amount outstanding thereunder on the date hereof or, if greater, the aggregate amount of commitments available under GMS’s existing credit facilities without giving effect to any incremental increases thereto (and, in the case of GMS’s ABL credit agreement, any modifications to the definition of (or component definitions of) “Borrowing Base” thereunder);

•
incur any lien, charge, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, adverse claim, option, easement, servitude, or other encumbrance of any kind on any of its tangible property or assets, except for certain permitted liens;

•	change in any material respect any of the accounting methods, principles or practices used by it unless required by a change in GAAP;
•
(A) make, change or revoke any material income tax election, (B) file any material amended income tax return, (C) settle or compromise any material liability for income taxes or surrender any claim for a refund of a material amount of income taxes, (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law), tax allocation agreement or tax sharing agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to taxes) relating to or affecting any material tax liability of GMS or any of its subsidiaries, (E) consent to any extension or waiver of the limitation period applicable to any material tax claim or material assessment relating to GMS or any of its subsidiaries, (F) request from any taxing authority any ruling or similar guidance with respect to material taxes or (G) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes;
•
acquire, whether by merger, consolidation, acquisition of stock or other material assets or otherwise, any corporation, partnership, limited liability company or other person or business, other than (A) any mergers, consolidations, business combinations or acquisitions solely between or among GMS and its direct or indirect wholly owned subsidiaries or among GMS’s direct or indirect wholly owned subsidiaries, or (B) the purchase of supplies, equipment, inventory, products and other assets in the ordinary course of business;

•
renew, extend, terminate, amend in any material respect or waive any of its material rights under certain material contracts or certain government contracts, or enter into any contract that would constitute such a material or government contract if entered into prior to the date of the Merger Agreement, except for (A) other than with respect to certain material contracts or certain government contracts, any renewals, extensions, amendments, waivers or entries into contracts in the ordinary course of business, in each case on terms entered into in the ordinary course of business or (B) terminations pursuant to the expiration of the existing terms of any such material contract;

•
make or authorize any capital expenditure that is not contemplated in the confidential disclosure schedule delivered by GMS to The Home Depot in connection with the Merger Agreement, other than capital expenditures in the ordinary course of business that do not exceed, since the day of the Merger Agreement, more than $5,000,000 in the aggregate;

•
sell, transfer, assign, lease or license, mortgage, encumber (other than pursuant to certain permitted encumbrances) or otherwise dispose of any of its tangible assets, tangible properties or businesses, except for sales, transfers, assignments, leases, licenses, mortgages, encumbrances or other dispositions of supplies, equipment, inventory or products in the ordinary course of business or pursuant to an existing contract set forth in the confidential disclosure schedule delivered by GMS to The Home Depot in connection with the Merger Agreement;

•
cancel, release or assign any indebtedness of any person owed to it or any claims held by it against any person other than claims (A) held by it in the ordinary course that do not exceed $1,000,000 individually or $5,000,000 in the aggregate or (B) solely between or among GMS and any of its wholly owned subsidiaries or among any such subsidiaries;

•
except in the ordinary course of business, (A) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest (other than certain permitted encumbrances) in, to or under any intellectual property owned by GMS (other than immaterial or obsolete intellectual property), including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and taxes, to maintain and protect its interest in such intellectual property, or (B) grant to any third party any license, or enter into any covenant not to sue, with respect to any intellectual property owned by GMS (other than non-exclusive licenses granted to customers or end users in the ordinary course of business) or (C) knowingly disclose any material trade secrets of GMS or any subsidiaries of GMS (other than to a person bound by adequate confidentiality obligations);

•	materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;
•
commence, settle or compromise any pending or threatened proceeding (whether or not commenced prior to the date of the Merger Agreement) against GMS or any subsidiary of GMS or its or their respective directors, officers or employees (in their capacities as such), except for settlements or compromises that (A) involve only monetary remedies with a value (excluding any amounts paid by insurance carriers) not in excess of $5,000,000, with respect to any individual proceeding or $5,000,000 in the aggregate to be paid by GMS or any subsidiary of GMS, (B) do not involve any equitable remedy that restrict the business of GMS or any subsidiary of GMS or otherwise impose any restrictions on GMS’s business or the business of any subsidiary of GMS (other than those restrictions that would not reasonably be expected to have more than a de minimis effect on GMS’s business or the business of any subsidiary of GMS), and (C) do not relate to any proceedings by GMS’s stockholders in connection with the Merger Agreement, the Offer, the Merger or the other transactions contemplated thereby;
•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger Agreement);
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enter into any new, or extend (for longer than twelve (12) months) any existing, lease, sublease, license, or other agreement for the use or occupancy of any real property in excess of $1,000,000 annually; and

•	agree to do, or make any commitment to do, any of the foregoing.
For purposes of the Merger Agreement, “Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, (which we refer to as “ERISA”) and each other employee, service provider or director benefit plan, program, policy, agreement or other arrangement, including pension, retirement, supplemental retirement, profit-sharing, deferred compensation, stock option, change in control, retention, tax gross-up, employee loan, employment, equity or equity-based compensation, stock purchase, employee stock ownership, severance or termination pay or benefits, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, fringe benefit plans and each other compensatory or employee benefit plan, including all plans within the meaning of Section 3(1) of ERISA, and any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), in each case, whether oral or written, funded or unfunded, that is sponsored, maintained or contributed to by GMS or any of its subsidiaries for the benefit of current or former employees, directors or consultants of GMS or its subsidiaries or with respect to which GMS or any subsidiary of GMS has any potential liabilities, including on account of their respective ERISA Affiliates.
For purposes of the Merger Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
Access to Information. Subject to applicable law and the Confidentiality Agreement (defined below), from the date of the Merger Agreement until the earlier to occur of the Effective Time and the termination of the Merger Agreement, GMS will afford to The Home Depot and its representatives reasonable access during normal business hours and upon reasonable advance notice, to its and its subsidiaries’ officers, employees, properties, contracts, books and records and will furnish The Home Depot with financial, operating and other data and information that The Home Depot may from time to time reasonably request in writing.
Directors’ and Officers’ Indemnification and Insurance. The Merger Agreement provides for indemnification and insurance rights in favor of certain individuals. Specifically, The Home Depot has agreed that, following the Effective Time and until the sixth (6th) anniversary thereof, the Home Depot will cause the Surviving Corporation to indemnify and hold harmless, and advance expenses as incurred to (provided that the Indemnified Party agrees in writing in advance to return any funds to which a court of competent jurisdiction determined, in a final non-appealable judgment, that such Indemnified Party was not ultimately entitled), each current and former director or officer of GMS or any of its subsidiaries who is entitled, as of the date of the Merger Agreement, to be indemnified under GMS’s Certificate of Incorporation or Bylaws (we refer to these individuals collectively as the “Indemnified Parties”), against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement actually incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such person’s service as a director, officer or representative of GMS or any of its subsidiaries or services performed by such person at the request of GMS or any of its subsidiaries as a director, officer, fiduciary or agent of another person, in each case, at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions or actions contemplated thereby).

The Home Depot has also agreed, following the Effective Time for a period of six (6) years, to cause the Surviving Corporation to maintain in effect the provisions in its certificate of incorporation and bylaws to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of the Indemnified Parties, as applicable, with respect to facts or circumstances occurring at or prior to the Effective Time, (including in connection with the Merger Agreement or the transactions or actions contemplated thereby), that are no less favorable than those as set forth in GMS’s Certificate of Incorporation and Bylaws in effect on the date of the Merger Agreement, to the fullest extent permitted from time to time by applicable law, and such provisions will not be amended except as required by applicable law or to make changes permitted by applicable law that would not adversely affect the scope of the Indemnified Parties’ indemnification rights.
Prior to the Effective Time, GMS may obtain and fully pay the premium for a “tail” insurance policy for the extension of the current directors’ and officers’ liability coverage of its existing directors’ and officers’ insurance policy for the Indemnified Parties for a claims reporting or discovery period of six (6) years from and after the Effective Time. Such insurance will provide coverage that, in the aggregate, is at least as protective to GMS’s current directors and officers as the coverage provided by such existing policy with respect to any claims arising from any facts or matters that existed or occurred at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions or actions contemplated thereby). Whether pursuant to such tail policy or otherwise, the Surviving Corporation will continue to maintain in effect for a period of at least six (6) years from and after the Effective Time, such insurance coverage that is, in the aggregate, at least as protective to GMS’s current directors and officers as provided in GMS’s existing directors’ and officers’ liability insurance policy as of the date of the Merger Agreement. In either case, however, the Surviving Corporation will not be required to expend for such policies an annual premium amount in excess of 300% of the most recent annual premium paid by GMS for such insurance. If the annual premiums of such insurance coverage exceed such amount, GMS or the Surviving Corporation, as applicable, may or shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.
Reasonable Best Efforts. GMS, The Home Depot and Purchaser will use, and each will cause their respective subsidiaries to use, their respective reasonable best efforts to take promptly, or cause to be taken promptly, such actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement.
Each of GMS and The Home Depot have agreed to: (i) as promptly as practicable, but in no event later than July 21, 2025, make their respective filings and thereafter make any other required submissions under the (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which, together with the rules and regulations thereunder, we refer to as the “HSR Act”) and (B) the Competition Act (Canada), as amended and including the regulations promulgated thereunder (which we refer to as the “Canadian Competition Act”), (ii) use reasonable best efforts to cooperate with each other in determining whether any filings are required to be made with, or regulatory consents are required to be obtained from, any governmental entities in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer, and timely making all such filings and timely seeking all such regulatory consents, and (iii) use reasonable best efforts to consummate and make effective the transactions contemplated by the Merger Agreement. Each party has agreed to (i) promptly inform the other party, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party orally of), receipt of any material communication from any governmental entity regarding any of the transactions contemplated by the Merger Agreement, (ii) subject to applicable law and the instructions of any governmental entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of any material notices or written communications received by GMS or The Home Depot, as the case may be, or any of their respective subsidiaries, from any governmental entity with respect to the Offer or the Merger. Except in connection with a disclosure regarding a Change of Recommendation (as defined below), GMS and The Home Depot will permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any governmental entity.

Each party has further agreed not to participate in any substantive meeting or discussion, either in person or by telephone, with any governmental entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such governmental entity, gives the other party the opportunity to attend and participate.
In furtherance and not in limitation of the foregoing covenants of the parties, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by the Merger Agreement as violative of any antitrust-related law, GMS and The Home Depot will cooperate in all respects with each other and will use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by the Merger Agreement. The Home Depot will have the right to direct and control all communications, strategy and defense of the Merger Agreement, the Offer or the Merger in any such action. Without limiting the generality or effect of the foregoing, in order to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding by any governmental entity or the issuance of any order or law that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the transactions contemplated hereby, The Home Depot will agree to (A) sell or hold separate or otherwise dispose of any assets, interests, businesses, or business units or divisions of GMS or its subsidiaries, or (B) conduct its business in a manner which would resolve such actions or proceedings (or agree to do any of the foregoing) to the extent necessary to resolve such action or proceeding or threat thereof so that the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement may be consummated by the Outside Date (which we refer to as “Remedial Actions”). However, with respect to such Remedial Actions described in clause (A) above, such Remedial Action shall be limited to the assets, interests, businesses or operations of GMS or its subsidiaries and there shall be no requirement to take any such action that relates to, affects, or includes any assets, interests, businesses or operations of The Home Depot or its affiliates. With respect to any Remedial Action described in clause (B) above involving the Home Depot or its affiliates, there shall be no requirement to take any such action that relates to, affects, or includes any assets, interests, business or operations of The Home Depot or its affiliates (other than those of GMS or its subsidiaries), other than so-called behavioral remedies that would result in a de minimis effect on The Home Depot and its subsidiaries and actions that relate to the business lines being acquired pursuant to the Merger and which would not reasonably be expected to be materially detrimental to the benefits The Home Depot and its affiliates expect as a result of the transactions contemplated by the Merger Agreement. Further, The Home Depot will not be required to take any Remedial Action that, individually or in the aggregate, would be reasonably likely to result in a material adverse effect on (i) GMS and its subsidiaries, taken as a whole.
The parties have agreed that The Home Depot will have the right to devise, control and implement the strategy for, and determine timing for obtaining, all filings, notifications, submissions and communications in connection with any filing, notice, petition, statement, registration, submission of information, appearance, presentation, memorandum, brief, opinion, application or other requirement under applicable antitrust-related law, including with respect to any determinations relating to whether to extend any waiting period under the HSR Act or the Canadian Competition Act, to pull, withdraw, remove, revoke or rescind its filing under any antitrust-related law and make or submit new notification or filing under such antitrust-related law, and to enter into any voluntary agreement with any governmental entity not to consummate the transactions contemplated by the Merger Agreement for some period of time, subject to consulting with, and taking into account in good faith any comments of, GMS relating to such strategy.
Employee Matters. For a period of twelve (12) months following the Effective Time, The Home Depot will provide or cause to be provided to each employee (other than any employees who are union-represented) of GMS and its subsidiaries as of the Closing Date who continues employment with The Home Depot or any of its direct or indirect subsidiaries following the Closing (each, we refer to as an “Affected Employee”), while employed by GMS or any of its subsidiaries, (i) base wages or salary and target annual cash incentive opportunities as a percentage of base salary that, in each case, are not less than the base wages or salary and target annual cash incentive opportunities as a percentage of base salary provided to such Affected Employee immediately prior to the Effective Time, and (ii) health, welfare and retirement benefits (excluding, for the avoidance of doubt, any post-employment welfare, defined benefit pension and deferred compensation plans) that are either (x) substantially similar in the aggregate to those provided by GMS and its subsidiaries to each such

Affected Employee immediately prior to the Closing Date or (y) substantially similar in the aggregate to those made available to similarly situated employees of The Home Depot and its subsidiaries. The compensation and benefits of any employees who are union-represented will continue to be governed by the terms and conditions of the applicable collective bargaining contract.
The Home Depot will cause any employee benefit plans in which the Affected Employees are entitled to participate after the Effective Time (which we refer to as the “The Home Depot Plans”) to take into account for purposes of eligibility to participate, vesting, level of benefits and benefit accrual thereunder, service for GMS and its subsidiaries as if such service were with The Home Depot, to the same extent such service was credited under a comparable plan of GMS or any of its subsidiaries prior to the Effective Time (except (i) for benefit accrual or pay credit purposes under any defined benefit pension plan, (ii) under any benefit plan that is a frozen benefit plan or provides grandfathered benefits, (iii) under any retiree medical plans or arrangements, (iv) with respect to any equity incentive awards granted by The Home Depot or (v) to the extent it would result in a duplication of benefits or compensation with respect to the same period of service). The Home Depot shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to ensure that all Affected Employees will be immediately eligible to participate in any The Home Depot Plans without any waiting time, to the extent such Affected Employee was eligible to participate in the comparable Company Benefit Plan immediately prior to the Effective Time. To the extent any health benefit plan replaces a Company Benefit Plan that is a health benefit plan following the Effective Time, The Home Depot will, and will cause its subsidiaries (including the Surviving Corporation) to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Affected Employee for the plan year in which such Affected Employee is first eligible to participate, to the extent waived or satisfied under the replaced Company Benefit Plan prior to the Effective Time, and (ii) credit each Affected Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Effective Time under the terms of the replaced Company Benefit Plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the Closing occurs (except to the extent that such credit for copayments and deductibles did not apply under the Company Benefit Plans to satisfy any applicable deductible or out-of-pocket requirements).
Prior to the Effective Time, GMS or the Board of Directors of GMS shall take all actions necessary to (i) terminate the Company Stock Plans, the ESPP and the GMS Inc. Deferred Compensation Plan for Non-Employee Directors, in accordance with their respective terms, effective immediately prior to the Effective Time; (ii) effectuate the treatment of Company Stock Awards contemplated by the Merger Agreement (clauses (i) and (ii) collectively, we refer to as the “Termination/Equity Actions”); and (iii) provide The Home Depot with a copy of any and all resolutions or other corporate action (the form and substance of which shall be subject to prior reasonable review and comment by The Home Depot, which comments GMS shall consider in good faith) evidencing that the Termination/Equity Actions will be effective as of no later than immediately prior to the Closing.
Upon the request of The Home Depot, effective as of the day immediately preceding the Closing and contingent upon the Closing, GMS or its subsidiaries (as applicable) shall (i) take any and all necessary actions to terminate any Company Benefit Plans that are intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (which we refer to as the “401(k) Plans”); (ii) provide The Home Depot with a copy of any and all resolutions or other corporate action (the form and substance of which shall be subject to prior review and comment by The Home Depot, which comments shall be considered by GMS in good faith) evidencing that any such plans will be terminated effective as of no later than the day immediately preceding the Closing; and (iii) prior to and conditioned upon termination of any such plans, authorize through corporate resolution any and all necessary amendments to the plan documents to effect such terminations, fully vest affected participants, and comply with all requirements of applicable law as of the effective date of such terminations. If The Home Depot requests such termination, The Home Depot shall designate a tax-qualified defined contribution retirement plan of The Home Depot or its affiliate with a qualified cash or deferred arrangement under Section 401(k) of the Code (which we refer to as the “The Home Depot 401(k) Plan”) that will cover Affected Employees on and after the Closing Date. The Home Depot shall cause The Home Depot 401(k) Plan to accept direct rollovers elected by Affected Employees from the 401(k) Plans that consist of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) and promissory notes evidencing participant loans.

Nothing contained in the Merger Agreement (i) will be construed to establish, amend or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, including any Company Benefit Plan, (ii) will limit the ability of The Home Depot or any of its affiliates (including, following the Closing, the Surviving Corporation or any of its subsidiaries) to amend, modify or terminate any Company Benefit Plan or other benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them in accordance with the terms thereof and applicable law, (iii) will create any third-party beneficiary rights or obligations in any person (including any Affected Employee or any participant in any Company Benefit Plan) other than the parties to the Merger Agreement or any right to employment or service, or continued employment or service, or to a particular term or condition of employment with The Home Depot, the Surviving Corporation, any of its subsidiaries, or any of their respective affiliates, or (iv) will limit, restrict or interfere in any way with the right of The Home Depot (or its subsidiaries) to discharge or terminate, for any reason whatsoever, with or without cause, in accordance with applicable law, the employment or service of any employee or other service-provider at or following the Effective Time.
Acquisition Proposals. Upon the execution of the Merger Agreement, GMS and its subsidiaries have agreed, and GMS has agreed to cause its and its subsidiaries’ respective representatives to, immediately cease and cause to be terminated any solicitation of, or discussions or negotiations with, any person or group (other than The Home Depot, Purchaser or any of their representatives) that may be ongoing with respect to any Acquisition Proposal (as defined below). With respect to any person or group to whom any confidential information has otherwise been provided by or on behalf of GMS during the twelve (12) months preceding the date of the Merger Agreement in connection with or relating to any Acquisition Proposal, GMS will request that such person or group promptly return or destroy (if applicable, in accordance with the terms of the applicable confidentiality agreement) any information furnished by or on behalf of GMS.
In addition, at any time from the date of the Merger Agreement to the Closing (which we refer to as the “No-Shop Period”), GMS and its subsidiaries will not, and GMS will not authorize, direct or permit its Representatives to, directly or indirectly:
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initiate, solicit, knowingly facilitate or knowingly encourage the making of any inquiries regarding, or the submission, making or announcement by any person (other than The Home Depot or its subsidiaries) of any proposal or offer that constitutes, or would reasonably be expected to lead to or result in, an Acquisition Proposal;

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engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person (other than The Home Depot, Purchaser or any of their representatives) with respect to, any Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

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provide any information or data concerning GMS or any of its subsidiaries to any person in connection with, relating to or for the purpose of soliciting, initiating, knowingly encouraging or knowingly facilitating, or in respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to result in, an Acquisition Proposal (it being understood that the foregoing will not prohibit GMS or its representatives from making such person aware of the provisions of the Merger Agreement in respect of any Acquisition Proposal);

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approve, adopt, recommend or enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent (whether binding or non-binding), memorandum of understanding or agreement in principle or any other similar agreement, commitment or understanding (other than an acceptable confidentiality agreement) relating to an Acquisition Proposal; or

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release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which GMS or any of its affiliates is a party.

Notwithstanding the foregoing, at any time during the No-Shop Period, if GMS receives a written Acquisition Proposal from any person, which Acquisition Proposal was made after the date of the Meger Agreement and did not result from a breach of the provisions in the Merger Agreement related to Acquisition Proposals, GMS and its representatives may (i) provide information (including non-public information and data) regarding GMS and its subsidiaries to such person and (ii) engage or otherwise participate in discussions or negotiations with such Person, in each case, with respect to such Acquisition Proposal; provided that (x) prior to taking such action described in the preceding clause (i):
i.	GMS receives from such person an executed acceptable confidentiality agreement;
ii.
GMS promptly (and in any event within twenty-four (24) hours) makes available to The Home Depot any non-public information concerning GMS that is provided to any person given such access that was not previously made available to The Home Depot; and

iii.	GMS provides The Home Depot with such notices and information required by the Merger Agreement;
provided, further, that GMS may only take the actions described in clauses i. or ii. above if the Board of Directors of GMS determines in good faith and after consultation with outside legal counsel and an independent financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal (defined below) or would reasonably be expected to result in a Superior Proposal, and the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.
During the No-Shop Period, GMS will promptly (and in any event within twenty-four (24) hours of receipt), notify The Home Depot in writing of the receipt by GMS of any Acquisition Proposal or any inquiry or request for information in furtherance thereof, or any negotiations sought to be initiated or resumed with, either GMS or its representatives concerning an Acquisition Proposal, which notice will include:
•	the identity of the person making or submitting such Acquisition Proposal, inquiry or request;
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a copy of any Acquisition Proposal (including any financing commitments) made in writing and any other written inquiry, request or proposal provided to GMS or any of its subsidiaries or any of their respective representatives; and

•	a written summary of the terms and conditions of any Acquisition Proposal not made in writing or any such inquiry or request.
GMS will keep The Home Depot reasonably informed on a prompt basis (and in any event within twenty-four (24) hours) of the status of and any material developments regarding any Acquisition Proposal, inquiry or request, including informing The Home Depot of any material change to the terms thereof or requests for non-public information from the proponent of an Acquisition Proposal, inquiry or request and, upon the reasonable request of The Home Depot, will apprise The Home Depot of the status of any discussions or negotiations with respect to any of the foregoing.
For the purposes of the foregoing covenants and those contained under Section 11 — “The Merger Agreement — Changes of Board Recommendation or other Adverse Actions” below, please note the following definitions:
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“Acquisition Proposal” means any inquiry, proposal or offer from any person or group (other than The Home Depot, Purchaser or any affiliate of any of the foregoing) providing for (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (i) 20% or more based on the fair market value, as determined in good faith by the Board of Directors of GMS of assets (including capital stock of or other equity interest in the subsidiaries of GMS) of GMS and its subsidiaries, taken as a whole, or (ii) Shares or other equity securities of GMS which together with any other Shares or other equity securities of GMS beneficially owned by such person or group, would equal 20% or more of aggregate voting power of GMS, (b) any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 20% or more of the aggregate voting power of GMS, or (c) any merger, consolidation, business combination, joint venture, binding share exchange or similar transaction involving GMS pursuant to which any person or group (or the stockholders of any person) would own, directly or indirectly, 20% or more of the aggregate voting power of GMS or of the surviving entity in a merger or the resulting direct or indirect parent of GMS or such surviving entity;

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“Alternative Acquisition Agreement” means any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent (whether binding or non-binding), memorandum of understanding or agreement in principle or any other similar agreement, commitment or understanding (other than a confidentiality agreement in certain circumstances) related to an Acquisition Proposal.

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“Intervening Event” means a fact, event, development or change in circumstances that occurs or arises after the date of the Merger Agreement (other than any Acquisition Proposal or Superior Proposal or any inquiry or communications or other matter relating thereto or the consequences thereof) and which materially affects the business, assets or operations of GMS and was not known or reasonably foreseeable (or the consequences of which were not known or reasonably foreseeable) to the Board of Directors of GMS prior to the execution and delivery of the Merger Agreement, except that no change in the market price or trading volume of the Shares or the common stock of The Home Depot or the fact that GMS meets, fails to meet or exceeds any internal or published projections, forecast or estimates of its revenue, earnings or other financial performance or results of operations for any period will be taken into account for purposes of determining whether an Intervening Event has occurred (it being understood, however, that any underlying cause thereof may be taken into account for purposes of determining whether a Intervening Event has occurred); and

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“Superior Proposal” means a bona fide, written Acquisition Proposal (except the references in the definition above to “20% or more” will be replaced by “more than 50%”) Board of Directors of GMS determines in good faith would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of GMS (solely in their capacity as such) than the Offer and the Merger, after consulting with outside counsel and an independent financial advisor and taking into account all legal, financial, regulatory, timing, certainty of closing and other aspects of such proposal as the GMS Board of Directors determines to be appropriate and any other relevant factors permitted or required to be taken into account by applicable law.

Nothing in the Merger Agreement will prohibit GMS or the GMS Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) (provided that any such action or disclosure may be taken into account in determining whether there has been a Change of Recommendation (as defined below)), or publishing any “stop-look-and-listen” communication pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to GMS stockholders).
Changes of Board Recommendation or other Adverse Actions. Except as described below, the GMS Board of Directors may not:
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change, withhold, withdraw, qualify or modify, in a manner adverse to The Home Depot and Purchaser (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), the GMS Board Recommendation;

•	fail to include the GMS Board Recommendation in the Schedule 14D-9;
•	authorize, adopt, approve or recommend, or publicly propose to authorize, adopt, approve or recommend, or declare advisable, any Acquisition Proposal;
•
if a tender offer or exchange offer for shares of capital stock of GMS (other than by The Home Depot or Purchaser as contemplated by the Merger Agreement) shall have been commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the stockholders of GMS within ten (10) business days after commencement thereof (and in no event later than one (1) business day prior to the then applicable expiration time of the Offer), for the avoidance of doubt, the taking of no position of a neutral position by the Board of Directors of GMS in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Board recommends against acceptance of such tender or exchange offer;

•	if an Acquisition Proposal shall have been publicly announced or disclosed or otherwise becomes publicly known, fail to publicly reaffirm by press release the GMS Board Recommendation within five (5) days (and in no event later than one (1) business day prior to the then applicable expiration time of the Offer) after GMS receives a written request from The Home Depot to do so (any of the foregoing prohibited actions, we refer to as a “Change of Recommendation”); or
•	cause or permit GMS or any of its subsidiaries to enter into any Alternative Acquisition Agreement.
Notwithstanding anything to the contrary set forth in the Merger Agreement, the GMS Board of Directors may:
•
effect a Change of Recommendation if, prior to making such Change of Recommendation, the GMS Board of Directors determines in good faith (after consultation with its outside legal counsel) that, as a result of an Intervening Event, the failure to effect a Change of Recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law; and

•
if GMS receives an Acquisition Proposal after the date of the Merger Agreement that has not been withdrawn and did not result from a breach of the terms of the Merger Agreement and, prior to making such Change of Recommendation or termination the Merger Agreement, the GMS Board of Directors determines that such Acquisition Proposal constitutes a Superior Proposal effect a Change in Recommendation and/or terminate the Merger Agreement (provided, that, concurrently with entering into such Alternative Acquisition Agreement and terminating the Merger Agreement, GMS pays the GMS Termination Fee in accordance with the Merger Agreement).

The GMS Board of Directors may authorize, adopt, or approve such Superior Proposal and cause or permit GMS to enter into an agreement with respect to such Superior Proposal, but only if it has taken the actions described below:
•
GMS has provided prior written notice to The Home Depot of its or the GMS Board of Directors’ intention to take such action at least four (4) business days in advance of taking such action, which notice will specify, as applicable, the development or change in circumstances resulting in such Intervening Event or the information and documents (to the extent not previously provided to The Home Depot) required to be furnished pursuant to the Merger Agreement and any drafts, agreements and instruments, including financing commitments, proposed to be entered into in connection with or with respect to such Acquisition Proposal;

•
during the four (4) business day period commencing on the date of The Home Depot’s receipt of such written notice, if requested by The Home Depot, GMS engages in good faith negotiations with The Home Depot regarding a possible amendment of the Merger Agreement that, as applicable (i) would obviate the need for the GMS Board of Directors to effect a Change of Recommendation in connection with such Intervening Event or (ii) such that the Acquisition Proposal that is the subject of such notice ceases to be a Superior Proposal;

•
after the expiration of the negotiation period described above, and after considering in good faith any changes to the Merger Agreement or other arrangements that may be offered or proposed in writing by The Home Depot prior to the expiration thereof, the GMS Board of Directors determines, in good faith, that (i) with respect to a Superior Proposal, that the Acquisition Proposal received by GMS continues to constitute a Superior Proposal and (ii) with respect to an Intervening Event, after consultation with outside counsel, that it would continue to be inconsistent with the directors’ fiduciary duties under applicable law not to effect the Change of Recommendation as a result of such Intervening Event, in each case, if such changes offered in writing by The Home Depot in a definitive agreement were given effect; and

•
in the event of any change to the material facts, events, developments or circumstances relating to such Intervening Event or to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material change to the terms of any such Acquisition Proposal, as applicable, GMS shall, in each case, have delivered to The Home Depot an additional notice consistent with that described above, and a new notice period shall commence (except that the original four (4) business day period referred to above shall instead be equal to two (2) business days, during which time GMS will be required to comply with the other foregoing requirements with respect to such notice (and each subsequent additional notice required)).

Cooperation as to Certain Indebtedness of GMS. GMS has agreed to cooperate with The Home Depot to facilitate The Home Depot’s prepayment and termination of GMS’s existing credit facilities prior to the Merger. In particular, GMS will, at the written request of The Home Depot, (i) deliver notices of prepayment and/or notices for termination of commitments within the time periods required by the existing credit facilities and (ii) use reasonable best efforts to obtain and deliver to The Home Depot at least two (2) business days prior to the closing of the Merger (A) customary payoff letters providing for the termination of such credit facilities and the termination and release of all guarantees thereof and liens related thereto and setting forth the payoff amount in connection with such termination and release, (B) customary release documentation that is necessary for the release of all liens securing the such credit facilities and (C) if applicable, instruments of discharge to be delivered at the closing of the Merger to allow for the payoff, discharge and termination in full of such credit facilities and all guarantees thereof and liens related thereto.
GMS has also agreed to, and cause its subsidiaries to, take any actions reasonably requested by The Home Depot to (i) commence one or more tender offers, exchange offers or consent solicitations or change of control offers for GMS’s existing notes prior to the closing of the Merger, the settlement of which, in each case, will be contingent on the closing of the Merger, or (ii) facilitate the redemption, satisfaction and/or discharge of the existing notes by the Surviving Corporation at or after the Effective Time pursuant to the indenture under which such existing notes are issued (the “Existing Indenture”) (which we refer to as the “Redemption”). In particular, GMS will (A) cause the trustee under the existing indenture to proceed with such tender offers, exchange offers or consent solicitations or change of control offers, at the case may be, for the existing notes, and take any such action as is reasonably necessary to cause the trustee or other applicable agent to send the notices of offers to purchase or redemption, consent solicitation statement or other documents necessary to commence such a transaction, to the holders of the existing notes on or prior to the closing of the Merger, as applicable, (B) deliver any notices, certificates and opinions with respect to redemption, satisfaction and/or discharge of the existing notes as may be required by the Existing Indenture within the time periods specified therein and (C) use reasonable best efforts to cause the trustee under the Existing Indenture to limit notice periods as permitted by the Existing Indenture, execute any documents and take any actions that may be required prior to the Effective Time in order to facilitate or consummate such redemption pursuant to the provisions of the Existing Indenture.
Termination. The Merger Agreement may be terminated at any time prior to the Offer Closing as follows:
•	by mutual written consent of The Home Depot and GMS;
•
by either The Home Depot or GMS if the Offer, the acceptance for payment of, or payment for, Shares pursuant to the Offer, the Merger or the consummation of any or all thereof is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order of a governmental entity of a competent jurisdiction, provided, however, this termination right will not be available to any party whose breach of any provision of the Merger Agreement primarily results in or is the primary cause of such order to be issued or the failure of the order to be removed (which we refer to as the “Legal Restraints Termination”);

•
if the Offer shall not have occurred on or before June 29, 2026 (as such date may be extended in accordance with the Merger Agreement or by agreement of The Home Depot and GMS, we refer to as the “Outside Date”), provided, however, that if on the Outside Date (i) all of the Offer Conditions, other than the Antitrust Law Condition or the Governmental Authority Condition with respect to any antitrust-related legal requirement, has not been satisfied or waived, and (ii) other than the Minimum Condition, all other Offer Conditions (other than those conditions that by their nature are to be satisfied at the Offer Closing, which conditions shall be capable of being satisfied at such time) have been satisfied or waived, the Outside Date will automatically be extended up to two (2) times, each for a period of three (3) months, provided further that this right to terminate the Merger Agreement will not be available to any person whose material breach of any provision of the Merger Agreement is the primary cause of the Offer Closing to fail to occur prior to the Outside Date (which we refer to as the “Outside Date Termination”);

•	by GMS, at any time prior to the Offer Closing:
•
in order for GMS to concurrently enter into an agreement with respect to a Superior Proposal, provided that GMS has complied with the notice and match provisions of the Merger Agreement in connection therewith and concurrently with such termination GMS pays to The Home Depot in immediately available funds the GMS Termination Fee (as defined below) (which we refer to as the “Superior Proposal Termination”);

•
if any representation, warranty or covenant made by The Home Depot or Purchaser in the Merger Agreement is breached or fails to be true and such breach (i) is either not curable or, if curable, is not cured prior to the earlier of (x) the Outside Date and (y) the 30th day after written notice thereof is given by GMS to The Home Depot and (ii) would have a The Home Depot Material Adverse Effect (any such breach, we refer to as a “Purchaser Breach”); provided, however, that GMS is not then in breach of the Merger Agreement such that Representations Condition or the Obligations Condition would not be capable of being satisfied as of such date; or

•	by The Home Depot, at any time prior to the Offer Closing:
•
if any representation, warranty or covenant of GMS in the Merger Agreement is breached or fails to be true and (i) such breach or inaccuracy would result in the Representations Condition or the Obligations Condition not being satisfied and (ii) such breach is either not curable or, if curable, is not cured prior to the earlier of (x) the Outside Date and (y) the 30th day after written notice thereof is given by The Home Depot to GMS; provided, however, that there does not then exist any Purchaser Breach; or

•	if the Board of Directors of GMS effects a Change of Recommendation or if GMS is in material breach of the provisions related to Acquisition Proposals.
Effect of Termination. If the Merger Agreement is terminated, the Merger Agreement will become void and of no effect with no liability to any person on the part of any party thereto (or of any of its representatives or affiliates), except that (a) certain specified provisions of the Merger Agreement will survive, including those described in “— GMS Termination Fee” below, (b) the Confidentiality Agreement shall survive the termination of the Merger Agreement and shall remain in full force and effect in accordance with its terms and (c) the termination of the Merger Agreement shall not relieve GMS, The Home Depot or Purchaser from liability for any fraud or Willful Breach of the Merger Agreement occurring prior to such termination. For purposes of the Merger Agreement, “fraud” means intentional and actual fraud and not equitable fraud and “Willful Breach” means a breach that is a consequence of an action or failure to act by the breaching party where such person has actual knowledge that the taking of such action or the failure to act would, or would reasonably be expected to, constitute a material breach of the Merger Agreement.
GMS Termination Fee. GMS has agreed to pay The Home Depot a termination fee of $147,500,000 (which we refer to as the “Company Termination Fee”) if:
•
the Merger Agreement is terminated by The Home Depot pursuant to its right to terminate for a Change of Recommendation or a deliberate and material breach of the provisions of the Merger Agreement relating to Acquisition Proposals;

•	the Merger Agreement is terminated by GMS in order to concurrently enter into an agreement with respect to a Superior Proposal; and
•
(i) the Merger Agreement is terminated pursuant to an Outside Date Termination or a Superior Proposal Termination, (ii) an Acquisition Proposal (including a previously communicated Acquisition Proposal) has been publicly announced or otherwise communicated to the GMS Board of Directors and not publicly withdrawn at any time prior to the date of termination, and (iii) within twelve (12) months after the date of such termination, GMS enters into a definitive agreement to consummate, or consummates, any Acquisition Proposal, then GMS will pay to The Home Depot the GMS Termination Fee prior to entering into any definitive agreement with respect to consummating, as applicable, any Acquisition Proposal; provided, however, that for purposes of this provision, the references in the definition of Acquisition Proposal to “20% or more” will be deemed to be references to “more than 50%.”

The Home Depot Termination Fee. The Home Depot has agreed to pay to GMS or one or more persons designated by GMS a termination fee of $230,000,000 in cash (which we refer to as “The Home Depot Termination Fee”) if the Merger Agreement is terminated (it being understood that in no event will The Home Depot be required to pay The Home Depot Termination Fee on more than one occasion) by The Home Depot or GMS pursuant to a Legal Restraints Termination (solely in the event the order that is the basis of such termination arises under any antitrust-related law) or pursuant to an Outside Date Termination, and (i) the Representations Condition, Obligations Condition and condition that The Home Depot will receive a certificate signed on behalf of GMS to the effect that the Representations Conditions and Obligations Conditions have been duly satisfied as of the Expiration Time (which we refer to as the “Satisfaction Condition”) (or in the case of the Satisfaction Condition, capable of being satisfied), in each case if the Offer Closing were to occur on the date the notice of termination is delivered and (ii) either the Antitrust Law Condition or the Governmental Authority Condition (solely due to any such action or event arising under any antitrust-related law) has not been satisfied, then within two (2) business days following such termination, The Home Depot shall cause to be paid to GMS The Home Depot Termination Fee.
Specific Performance. The parties have agreed that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur in the event that the parties do not perform their obligations under the provisions of the Merger Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by the Merger Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties have further agreed that the parties will be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof (including the obligations of the parties hereto to consummate the Offer and the Merger) without proof of damages or otherwise, and that such relief may be sought in addition to and will not limit, diminish, or otherwise impair, any other remedy to which they are entitled under the Merger Agreement.
Expenses. Except as otherwise provided therein, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby will be paid by the party incurring such expense.
Offer Conditions. The Offer Conditions are described in Section 15 — “Conditions to the Offer.”
Executive Officer Letter Agreements
Concurrently with The Home Depot’s entry into the Merger Agreement, The Home Depot entered into letter agreements, dated as of June 29, 2025, with each of John C. Turner, Jr., Chief Executive Officer of GMS, and Travis Hendren, Chief Operating Officer of GMS (which we refer to as the “Executive Officer Letter Agreements”).
The following summary of certain provisions of the Executive Officer Letter Agreements and all other references to the terms of the Executive Officer Letter Agreements herein are qualified in their entirety by reference to the Executive Officer Letter Agreements themselves, which are filed as Exhibits (a)(1)(g) and (a)(1)(h), respectively, to the Schedule TO and are incorporated herein by reference.
Under the Executive Officer Letter Agreements, The Home Depot agreed with each of Mr. Turner and Mr. Hendren, among other things, to the implementation of the following compensation arrangements upon the closing of the transactions contemplated by the Merger Agreement: (i) that the Company Restricted Units granted to Mr. Turner and Mr. Hendren in August 2025 will be converted into Home Depot RSUs upon the closing of the transaction with the same vesting dates, (ii) that Mr. Turner and Mr. Hendren would each receive a retention bonus award in the form of Home Depot RSUs and (iii) that the “Good Reason” definitions in Mr. Turner’s and Mr. Hendren’s respective employment agreements would be amended to reflect their go-forward roles and responsibilities.
Confidentiality Agreement
On June 13, 2025, GMS and The Home Depot entered into a customary confidentiality agreement (which we refer to as the “Confidentiality Agreement”) in connection with a possible transaction involving GMS. Under the Confidentiality Agreement, The Home Depot and GMS each agreed, subject to certain exceptions, to keep confidential any confidential information concerning the other party furnished by it or its representatives under the Confidentiality Agreement.

12.	Purpose of the Offer; Plans for GMS.
Purpose of the Offer. The purpose of the Offer is for Purchaser to acquire control of, and the entire equity interest in, GMS. The Offer, as the first step in the acquisition of GMS, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Purchaser intends to consummate the Merger on the same date it accepts for payment Shares validly tendered and not validly withdrawn in the Offer (after the Offer Closing), subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement.
If you sell your Shares in the Offer, you will cease to have any equity interest in GMS or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you will also no longer have an equity interest in GMS, which will have become an indirect, wholly owned subsidiary of The Home Depot. Similarly, after selling your Shares in the Offer or having them cancelled in the subsequent Merger, you will not bear the risk of any decrease in the value of GMS.
Merger Without a Stockholder Vote. If the Offer is consummated, we will not seek a vote of the remaining public stockholders of GMS before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation (the shares of which are listed on a national securities exchange or held of record by more than 2,000 holders), and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the vote of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we will effect the closing of the Merger without a vote of the stockholders of GMS in accordance with Section 251(h) of the DGCL.
Plans for GMS. If we accept Shares for payment pursuant to the Offer, we will obtain the ability to exercise control over GMS. The Home Depot and Purchaser are conducting a detailed review of GMS and its business, operations, capitalization and management, and will consider what changes, if any, would be desirable in light of the circumstances that exist upon completion of the Offer. The Home Depot and Purchaser will continue to evaluate the business and operations of GMS during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions, if any, as they deem appropriate under the circumstances then existing. Thereafter, The Home Depot intends to review such information as part of a comprehensive review of GMS’s business, operations, capitalization and management with a view to optimizing development of GMS’s potential.
Except as set forth in this Offer to Purchase, including as contemplated in this Section 12 — “Purpose of the Offer; Plans for GMS,” and Section 13 — “Certain Effects of the Offer,” The Home Depot and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving GMS (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of GMS, (iii) any material change in GMS’s capitalization or dividend policy, (iv) any other material change in GMS’s corporate structure or business, (v) changes to the management of GMS or the GMS Board of Directors, (vi) a class of securities of GMS being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of GMS being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.
To the best knowledge of The Home Depot and Purchaser, except for certain pre-existing agreements to be described in the Schedule 14D-9 and for the Executive Officer Letter Agreements, no employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of GMS, on the one hand, and The Home Depot, Purchaser or GMS, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of GMS entering into any such agreement, arrangement or understanding.
The Board of Directors of the Surviving Corporation at and immediately following the Effective Time will consist of the members of the Board of Directors of Purchaser immediately prior to the Effective Time. The officers of GMS immediately prior to the Effective Time will be the officers of the Surviving Corporation at the Effective Time.

At the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety so as to read in the form set forth on Annex C to the Merger Agreement, and the bylaws of Purchaser in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation.
13.	Certain Effects of the Offer.
Market for the Shares. If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger on the date of, but after the Offer Closing, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.
Stock Quotation. The Shares are currently listed on the NYSE. Immediately following the consummation of the Merger (which is expected to occur on the date of, but after the Offer Closing), the Shares will no longer meet the requirements for continued listing on the NYSE because the only stockholder will be an indirect, wholly owned subsidiary of The Home Depot. Immediately following the consummation of the Merger, we intend to cause GMS the Shares to be delisted from the NYSE.
Margin Regulations. The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.
Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of GMS to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by GMS to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to GMS, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of GMS and persons holding “restricted securities” of GMS to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. We intend and will cause GMS to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met.
GMS’s Existing Indebtedness. GMS has agreed to cooperate with The Home Depot to facilitate The Home Depot’s prepayment and termination of GMS’s existing credit facilities prior to the Merger. GMS has also agreed to take any actions reasonably requested by The Home Depot to facilitate and effect The Home Depot’s desired treatment of GMS’s 4.625% Senior Notes due 2029 issued or pursuant to that certain Indenture, dated as of April 22, 2021, by and among GYP Holdings III Corp., GYP Holdings II Corp., the guarantors listed therein and U.S. Bank, National Association, as amended or supplemented from time to time in connection with the Closing, which may include among other things, the redemption, satisfaction and/or discharge of the Notes or a tender offer, exchange offer or consent solicitation.
14.	Dividends and Distributions.
The Merger Agreement provides that from the date of the Merger Agreement to the date of the Effective Time, except as otherwise required in the Merger Agreement or required by applicable law, GMS and its subsidiaries will not authorize, declare, make or pay any dividends on or make any distribution with respect to any of its securities (including the Shares), except dividends and distributions made by a direct or indirect wholly owned subsidiary of GMS to GMS or another wholly owned subsidiary of GMS.
15.	Conditions to the Offer.
Notwithstanding any other term of the Offer, and in addition to the condition that the number of Shares validly tendered in accordance with the terms of the Offer and “received” by the “depositary” (as such terms are defined in Section 251(h) of the DGCL), and not validly withdrawn, on or prior to the Expiration Time represent a majority of the Shares then outstanding (which we refer to as the “Minimum Condition”), Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, if on the date of the Expiration Time any of the following conditions has not been satisfied (or, to the extent legally permissible, waived):
(A)
any waiting period (or extension thereof) applicable to the Offer under (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which, together with the rules and regulations thereunder, we refer to as the “HSR Act”), and (ii) the Competition Act (R.S.C., 1985, c. C-34), as amended and including the regulations promulgated thereunder (which we refer to as the “Canadian Competition Act”), and any agreement (including any timing agreement) with any Government Entity (as defined below) not to consummate the transactions contemplated by the Merger Agreement for some period of time has expired or been terminated (which we refer to as the “Antitrust Law Condition”);

(B)
(i) the representations and warranties of GMS set forth in Article IV of the Merger Agreement (other than in Section 4.1(a) (Organization, Good Standing and Qualification), Section 4.2 (other than Section 4.2(d)) (Capital Structure), Section 4.3 (Corporate Authority; Approvals; Opinion of the Company’s Financial Advisor), Sections 4.4(a) and 4.4(b)(i) (Governmental Filings), Section 4.7(b) (Absence of Certain Changes), Section 4.20 (Brokers and Finders), Section 4.21 (Antitakeover Statutes) and Section 4.23 (Merger Approval) of the Merger Agreement) are true and correct (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein) both at and as of the date of the Merger Agreement and as of the Expiration Time as though made at and as of such time, except, in the case of this clause (i), for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(ii) the representations and warranties of GMS set forth in Section 4.1(a) (Organization, Good Standing and Qualification), Section 4.2 (other than Section 4.2(a) and Section 4.2(d)) (Capital Structure), Section 4.3 (Corporate Authority; Approvals; Opinion of the Company’s Financial Advisor), Sections 4.4(a) and 4.4(b)(i) (Governmental Filings), Section 4.20 (Brokers and Finders), Section 4.21 (Antitakeover Statutes) and Section 4.23 (Merger Approval) of the Merger Agreement are true and correct in all material respects both at and as of the date of the Merger Agreement and as of the Expiration Time as though made at and as of such time;
(iii) the representations and warranties of GMS set forth in Section 4.2(a) (Capital Structure) of the Merger Agreement are true and correct in all respects both at and as of the date of the Merger Agreement and as of the Expiration Time as though made at and as of such time, except, in the case of this clause (iii), for any inaccuracies that are in the aggregate de minimis;
(iv) the representations and warranties of GMS set forth in Section 4.7(b) (Absence of Certain Changes) of the Merger Agreement are true and correct both at and as of the date of the Merger Agreement and as of the Expiration Time as though made at and as of such time; and
provided, however, in each such case above, that any representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii), (iii) or (iv) above, as applicable) only as of such date or period.
(C)	GMS has complied with, or performed, in all material respects its covenants required to be performed by or complied with by it under the Merger Agreement at or prior to the Expiration Time;
(D)
The Home Depot has received a certificate signed on behalf of GMS by an executive officer of GMS and dated as of the date of the Expiration Time to the effect that the conditions set forth in clauses (B) and (C) above have been duly satisfied

(E)
no domestic or foreign, federal, state or local governmental or regulatory body, commission, agency, court, instrumentality, authority or other legislative, executive, governmental or judicial entity (each of which we refer to as a “Governmental Entity”), in its capacity as such, has (i) enacted, issued, promulgated, enforced or entered any statute, rule, regulation, order, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect or

(ii) commenced any proceeding, in either case, which (A) has the effect of making the Offer, the acceptance for payment or payment for Shares pursuant to the Offer, or the Merger illegal or otherwise prohibiting or preventing the consummation of the Offer or the Merger or (B) seeks to make illegal, restrain, prohibit or materially delay the making or consummation of the Offer or the Merger or the performance of any other transactions contemplated by the Merger Agreement (which we refer to as the “Governmental Authority Condition”); and
(F)	the Merger Agreement has not been terminated in accordance with its terms.
The foregoing conditions are for the benefit of The Home Depot and Purchaser and may be waived (other than the Minimum Condition) by The Home Depot or Purchaser, in whole or in part at any time in their sole discretion, in each case, subject to the terms of the Merger Agreement. The failure by The Home Depot or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.
Any reference in this Section 15 or elsewhere in the Merger Agreement to a condition or requirement being satisfied will be deemed to be satisfied if such condition or requirement is so waived in writing. Capitalized terms used but not defined in this Section 15 shall have the meaning ascribed to them elsewhere in this Offer to Purchase, or if not defined herein, in the Merger Agreement.
16.	Certain Legal Matters; Regulatory Approvals.
General. Except as described in this Section 16, based on our examination of publicly available information filed by GMS with the SEC and other information concerning GMS, we are not aware of any governmental license or regulatory permit that appears to be material to GMS’s business that might be adversely affected by our acquisition of Shares as contemplated herein, or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign that would be required for the acquisition or ownership of Shares by Purchaser or The Home Depot as contemplated herein. Should any such approval or other action be required, we currently contemplate that, except as described below under “State Takeover Laws,” such approval or other action will be sought. While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to GMS’s business, any of which under certain conditions specified in the Merger Agreement, could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15 — “Conditions to the Offer.”
Compliance with the HSR Act. Under the HSR Act, and the related rules and regulations promulgated by the FTC, certain transactions may not be consummated until specified information and documentary material (which we refer to as the “Premerger Notification and Report Forms”) have been furnished to the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Shares in the Offer.
Under the HSR Act, our purchase of Shares in the Offer may not be consummated until the expiration of a fifteen (15) calendar day waiting period following the filing by The Home Depot, on behalf of Purchaser, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Each of The Home Depot and GMS will file a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer. Accordingly, the required waiting period with respect to the Offer will expire in the ordinary course at 11:59 p.m., New York City time, fifteen (15) calendar days from the date of such filing, unless (i) earlier terminated by the FTC and the Antitrust Division, (ii) the FTC or the Antitrust Division issues a request for additional information and documentary material (which we refer to as a “Second Request”) prior to that time, or (iii) The Home Depot withdraws its HSR filing. If within the fifteen (15) calendar day waiting period either the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer will be extended until ten (10) calendar days following the date of substantial compliance by The Home Depot with that request, unless the FTC or the Antitrust Division terminates the additional waiting period before its expiration. After the expiration of the 10 calendar day waiting period, consummation of the purchase of Shares in the Offer can only be delayed pursuant to U.S. federal antitrust laws by court order or with the consent of The Home Depot. In practice, complying with a Second Request can take a significant period of time. Although GMS is required to file a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the Offer, neither GMS’s failure to file such Premerger Notification and Report Form nor a Second Request issued to GMS from the FTC or the Antitrust Division will extend the waiting period with respect to the purchase of Shares in the Offer. The Merger will not require an additional filing under the HSR Act if Purchaser owns more than 50% of the outstanding Shares at the time of the Merger or if the Merger occurs within one (1) year after the HSR Act waiting period applicable to the Offer expires or is terminated.
The FTC and the Antitrust Division will review the legality under the U.S. federal antitrust laws of Purchaser’s proposed acquisition of GMS. At any time before or after Purchaser’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, the divestiture of substantial assets of The Home Depot, Purchaser, GMS or any of their respective subsidiaries or affiliates, or requiring such other relief as the Antitrust Division or the FTC may deem appropriate. United States state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. Although The Home Depot believes that consummation of the Offer would not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 15 — “Conditions to the Offer.”
Compliance with the Canadian Competition Act. The Canadian Competition Act requires that certain classes of transactions (which we refer to as “Notifiable Transactions”) be notified to the Canadian Commissioner of Competition (which we refer to as the “Commissioner”). The acquisition of Shares in the Offer constitutes a Notifiable Transaction. Subject to certain limited exceptions, the parties to a Notifiable Transaction cannot complete the transaction until they have submitted the information prescribed pursuant to subsection 114(1) of the Canadian Competition Act to the Commissioner and the applicable waiting period has expired or been terminated by the Commissioner. The waiting period is thirty (30) calendar days after the day on which the parties to the transaction submit the prescribed information, provided that the Commissioner has not notified the parties that the Commissioner requires additional information that is relevant to the Commissioner’s assessment of the transaction (which we refer to as a “Supplementary Information Request”). If there is a Supplementary Information Request, the parties cannot complete their transaction until thirty (30) calendar days after compliance with such Supplementary Information Request. In practice, compliance with a Supplementary Information Request can take a significant period of time. A transaction may be completed before the end of the applicable waiting period if the Commissioner notifies the parties that the Commissioner does not, at such time, intend to challenge the transaction and therefore waives the waiting periods. Alternatively, or in addition to filing the prescribed information, a party to a Notifiable Transaction may apply to the Commissioner for an advance ruling certificate (which we refer to as an “ARC”) or a “no-action” letter, which may be issued by the Commissioner in respect of a proposed transaction if the Commissioner is satisfied that there are not sufficient grounds on which to apply to the Competition Tribunal for an order challenging the transaction.
At any time before the Purchaser’s acceptance for payment of Shares pursuant to the Offer, or up to one (1) year after completion of the Merger, if the Commissioner believes that the Offer would contravene the Canadian Competition Act, he or she may bring an application to the Competition Tribunal on the basis that the merger or proposed merger prevents or lessens, or is likely to prevent or lessen, competition substantially. The Competition Tribunal has jurisdiction to order a wide range of remedies, including prohibiting the acquisition of the Shares or, if the Shares have already been acquired, requiring their disposition or the divestiture of substantial assets of The Home Depot, the Purchaser, GMS, or any of their respective subsidiaries or affiliates. Although The Home Depot believes that consummation of the Offer would not contravene the Canadian Competition Act, there can be no assurance that a challenge to the Offer on Canadian competition grounds will not be made or, if such challenge is made, of the results. See Section 15 — “Conditions to the Offer.”
State Takeover Laws. GMS is incorporated under the laws of the State of Delaware. Although GMS has elected not to be governed by Section 203 of the DGCL, Delaware’s antitakeover provision, GMS’s certificate of incorporation includes a similar contractual anti-takeover provision. At any time that the Shares are registered under the Exchange Act, GMS’s certificate of incorporation prevents GMS from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of GMS’s outstanding voting stock) for a period of three (3) years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of GMS before such person became an “interested stockholder.” GMS’s Board of Directors has taken all action necessary under the GMS’s certificate of incorporation to ensure that no such restrictions apply to the Offer, Merger or any other transactions contemplated by the Merger Agreement.
GMS, directly or through subsidiaries, may be deemed to be conducting business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Conditions to the Offer.”
Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or other business combinations following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because we were not, at the time the Merger Agreement was executed, and are not, an affiliate of GMS (for purposes of the Exchange Act); it is anticipated that the Merger will be effected on the same date as the Offer Closing (but after the Offer Closing), subject to the satisfaction or waiver of certain conditions (and, if such conditions are not satisfied or waived by such date, then no later than the first business day on which such conditions are satisfied or waived); and, in the Merger, stockholders will receive the same price per Share as the Offer Price.
Stockholder Approval Not Required. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (1) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, and (2) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will own a sufficient number of Shares to ensure that GMS will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of GMS. After the Offer Closing (but on the Offer Closing Date) and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, The Home Depot, Purchaser and GMS will take all necessary and appropriate action to effect the Merger, without a meeting of stockholders of GMS in accordance with Section 251(h) of the DGCL.
17.	Appraisal Rights.
No appraisal rights are available to the holders of Shares in connection with the Offer. If the Merger is consummated pursuant to Section 251(h) of the DGCL, appraisal rights will be available in connection with the Merger as further described below, but, although the availability of appraisal rights depends on the Merger being consummated, stockholders (including beneficial owners) who wish to exercise such appraisal rights must do so no later than the time of the consummation of the Offer (or, if later, twenty (20) days after the mailing of the Schedule 14D-9), even though the Merger will not have been consummated as of such time. If the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the Expiration Time); (ii) followed the procedures set forth in Section 262 of the DGCL to exercise and perfect their appraisal demand; (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights; and (iv) in the case of a beneficial owner, has submitted a demand that (a) reasonably identifies the holder of record of the Shares for whom the demand is being made, (b) is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of the Shares and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provides an address at which such beneficial owner consents to receive notices given by the Surviving Corporation and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court of Chancery, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.
The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Holders of Shares should recognize that the “fair value”, as so determined, could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.
Under Section 262 of the DGCL, where a merger is completed under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within ten (10) days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL or information directing such holders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. The Schedule 14D-9 delivered by GMS to its stockholders (including beneficial owners) will constitute the formal notice of appraisal rights in connection with the Merger under Section 262 of the DGCL.
Any stockholder or beneficial owner who desires to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL carefully because failure to timely and properly comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights under the DGCL. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of Shares unless otherwise expressly noted herein, and all such references to a “beneficial owner” mean a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted herein.
As will be described more fully in the Schedule 14D-9, if a stockholder or beneficial owner elects to exercise appraisal rights under Section 262 of the DGCL and the Merger is consummated in accordance with Section 251(h) of the DGCL, such stockholder or beneficial owner must do all of the following:
•
within the later of the consummation of the Offer and twenty (20) days after the mailing of the Schedule 14D-9, deliver to GMS a written demand for appraisal of Shares held, which demand must reasonably inform GMS of the identity of the stockholder or beneficial owner and that the stockholder or beneficial owner is demanding appraisal (and, in the case of a beneficial owner, the demand must reasonably identify the holder of record of the Shares for which demand is made and be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of the Shares and a statement that such documentary evidence is a true and correct copy of what it purports to be and provide an address at which the beneficial owner consents to receive notices given by the Surviving Corporation and to be set forth on the verified list to be filed with the Delaware Register in Chancery);

•	not tender such stockholder’s or beneficial owner’s Shares in the Offer (or, if tendered, validly and subsequently withdraw such Shares prior to the Expiration Time);
•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time; and
•	comply with the procedures of Section 262 of the DGCL for perfecting appraisal rights thereafter.
The foregoing summary of the appraisal rights of stockholders and beneficial owners under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders and beneficial owners desiring to exercise any appraisal rights, or to preserve the ability to do so, and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. Failure to timely and properly comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights. Additionally, the full text of Section 262 of the DGCL may be accessed without subscription or cost at the Delaware Code Online (available at http://delcode.delaware.gov/title8/c001/sc09/index.html#262).
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares pursuant to the Offer (and do not validly withdraw the tendered shares prior to the Expiration Time), you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the Offer Conditions, you will receive the Offer Price for your Shares. The forgoing summary does not constitute any legal or other advice, nor does it constitute a recommendation to exercise appraisal rights under Section 262 of the DGCL. Stockholders and beneficial owners are considering exercising their appraisal rights are urged to consult their respective legal advisors before electing or attempting to exercise such rights.
18.	Fees and Expenses.
The Home Depot has retained D.F. King & Co, Inc. to be the Information Agent and Broadridge Corporate Issuer Solutions, LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.
The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.
Neither The Home Depot nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
19.	Miscellaneous.
The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
No person has been authorized to give any information or to make any representation on behalf of The Home Depot or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of The Home Depot, Purchaser, Depositary or the Information Agent for the purpose of the Offer.
Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. GMS has advised Purchaser that it will file with the SEC on the date on which The Home Depot and Purchaser file the offer documents with the SEC its Solicitation/Recommendation Statement on Schedule 14D-9 setting forth the recommendation of the GMS Board of Directors with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may, when filed, be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7 — “Certain Information Concerning GMS.”
Gold Acquisition Sub, Inc.
July 14, 2025

Offer to Purchase
SCHEDULE I — INFORMATION RELATING TO THE HOME DEPOT AND PURCHASER
The following table sets forth information about The Home Depot’s directors and executive officers as of July 14, 2025. The current business address of each person is c/o The Home Depot, Inc., 2455 Paces Ferry Road, Atlanta, Georgia 30339 and the business telephone number is (770) 433-8211. Except as provided below, all directors and executive officers listed below are citizens of the United States.

Name	Age	Position
Edward P. Decker	62	Chair, President and Chief Executive Officer
Gregory D. Brenneman	63	Lead Director
Gerard J. Arpey	66	Director
Ari Bousbib*	64	Director
Jeffery H. Boyd	68	Director
J. Frank Brown	69	Director
Wayne M. Hewett**	60	Director
Manuel Kadre	59	Director
Stephanie C. Linnartz	57	Director
Paula A. Santilli***	60	Director
Caryn Seidman-Becker	52	Director
Asha Sharma	36	Director
William D. Bastek	59	Executive Vice President – Merchandising
Jordan Broggi	41	Executive Vice President – Customer Experience and President – Online
Angie Brown	49	Executive Vice President and Chief Information Officer
Ann-Marie Campbell**	60	Senior Executive Vice President
John Deaton	52	Executive Vice President – Supply Chain and Product Development
Richard V. McPhail	55	Executive Vice President and Chief Financial Officer
Hector Padilla****	50	Executive Vice President – U.S. Stores and Operations
Teresa Wynn Roseborough	66	Executive Vice President, General Counsel and Corporate Secretary
Michael Rowe*****	58	Executive Vice President – Pro
Stephanie Smith	48	Executive Vice President – Human Resources

*	Citizen of the United States and France
**	Citizen of the United States and Jamaica
***	Citizen of Argentina and Italy
****	Citizen of the United States and Dominican Republic
*****	Citizen of Canada
Executive Officers of The Home Depot
Edward P. Decker
Mr. Decker has served as Chair since October 2022, and as President and Chief Executive Officer since March 2022. He served as President and Chief Operating Officer from October 2020 through February 2022. From August 2014 to October 2020, he served as Executive Vice President – Merchandising, and from October 2006 through July 2014, he served as Senior Vice President – Retail Finance, Pricing Analytics, and Assortment Planning. Mr. Decker joined The Home Depot in 2000 and held various strategic planning roles, including serving as Vice President – Strategic Business Development from November 2002 to April 2006 and Senior Vice President – Strategic Business and Asset Development from April 2006 to September 2006. Prior to joining The Home Depot, Mr. Decker held various positions in strategic planning, business development, finance, and treasury at Kimberly-Clark Corp. and Scott Paper Co., both of which are consumer products companies.

William D. Bastek
Mr. Bastek has been Executive Vice President – Merchandising, since March 2023. From January 2019 to March 2023, Mr. Bastek served as Senior Vice President of Merchandising, Hardlines for The Home Depot, responsible for merchandising and marketing strategies for hardware and garden. Prior to that role, he was Merchandising Vice President for hardware and tools from December 2013 to January 2019. Mr. Bastek began his career in 1989 at HD Supply, formerly known as Maintenance Warehouse, which was originally acquired by The Home Depot in 1997. Mr. Bastek has served in various roles of increasing responsibility, including Global Product Merchant, Senior Merchant, Divisional Merchandise Manager and Merchandising Vice President for building materials.
Jordan Broggi
Mr. Broggi has been Executive Vice President – Customer Experience and President – Online since June 2024. He served as Senior Vice President and President – Online from May 2022 to June 2024. From October 2020 through May 2022, he served as Senior Vice President, Finance, and from October 2016 to October 2020, he served as Vice President, Finance. Mr. Broggi joined The Home Depot in 2013 and has held roles of increasing responsibility in merchandising finance, supply chain finance, financial planning and analysis and strategic business development. Prior to joining The Home Depot, he held various positions in finance and strategy with LexisNexis, Bain & Company, and General Motors.
Angie Brown
Ms. Brown has served as Executive Vice President and Chief Information Officer since May 2025. Since starting her career with The Home Depot in 1998 as an associate systems engineer, she has held roles of increasing responsibility in the technology organization. She most recently served as Senior Vice President of Information Technology from May 2022 to May 2025, where she and her team were responsible for developing technology solutions for merchandising, online, customer, marketing, pro and supply chain functions. From 2017 to 2022, she served as Vice President, Information Services.
Ann-Marie Campbell
Ms. Campbell has been Senior Executive Vice President since November 2023. From October 2020 to October 2023, she served as Executive Vice President – U.S. Stores and International Operations; from February 2016 to October 2020, she served as Executive Vice President – U.S. Stores; from January 2009 to February 2016, she served as Division President of the Southern Division; and from December 2005 to January 2009, she served as Vice President – Vendor Services. Ms. Campbell began her career with The Home Depot in 1985 as a cashier and has held roles of increasing responsibility, including vice president roles in The Home Depot’s operations, merchandising, and marketing departments.
John Deaton
Mr. Deaton has been Executive Vice President – Supply Chain and Product Development since November 2021. From April 2021 to October 2021, he served as Senior Vice President – Operations; from May 2017 to April 2021, he served as Senior Vice President – Supply Chain; from July 2011 to April 2017, he served as Senior Vice President – Brand and Product Development; and from April 2007 to June 2011, he served as Vice President – Supply Chain.
Richard V. McPhail
Mr. McPhail has been Executive Vice President and Chief Financial Officer since September 2019. From August 2017 through August 2019, he served as Senior Vice President, Finance Control and Administration of The Home Depot, and was responsible for financial planning and analysis, enterprise financial reporting and operations, commercial financial services, treasury, tax, and international financial operations. From August 2014 to September 2017, he served as Senior Vice President, Finance, with responsibility for U.S. Retail finance, strategic and financial planning, and business development activity. Mr. McPhail served as Senior Vice President, Global FP&A, Strategy, and New Business Development, from March 2013 to August 2014. Mr. McPhail joined The Home Depot in 2005 and served in roles of increasing responsibility in finance, strategy and business development from May 2005 to March 2013. Prior to joining The Home Depot, Mr. McPhail served as executive vice president of corporate finance for Marconi Corporation plc in London, England. Prior to Marconi, Mr. McPhail held positions with Wachovia Securities and Arthur Andersen.
Hector Padilla
Mr. Padilla has been Executive Vice President – U.S. Stores and Operations since November 2023. He served as Executive Vice President – Outside Sales & Services from May 2021 to October 2023, Division President of the Southern Division from June 2017 to May 2021, and Senior Vice President – Operations from November 2014 to June 2017. Mr. Padilla began his career with The Home Depot in 1994 as a store associate and has held roles of increasing responsibility since he joined The Home Depot, serving in various management roles with oversight of field operations and services.
Teresa Wynn Roseborough
Ms. Roseborough has been Executive Vice President, General Counsel and Corporate Secretary since November 2011. From April 2006 through November 2011, Ms. Roseborough served in several legal positions with MetLife, Inc., a provider of insurance and other financial services, including Senior Chief Counsel – Compliance & Litigation and as Deputy General Counsel. Prior to joining MetLife, Ms. Roseborough was a partner with the law firm Sutherland Asbill & Brennan LLP from February 1996 through March 2006 and a Deputy Assistant Attorney General in the Office of Legal Counsel of the United States Department of Justice from January 1994 through February 1996.
Michael Rowe
Mr. Rowe currently serves as Executive Vice President – Pro. He served as President of The Home Depot Canada from October 2020 to February 2025. From November 2016 to October 2020, he served as Vice President of Online, Marketing and Contractor Services for The Home Depot Canada, where he was responsible for marketing, advertising, e-commerce, installation services, contractor services, and strategy. Mr. Rowe joined The Home Depot in 2006, serving in various roles for The Home Depot Canada, including Chief Financial Officer, Vice President of Finance and Contractor Services, Procurement and Strategic Business Development. Prior to joining The Home Depot, Mr. Rowe held positions of increasing responsibility at Maple Leaf Foods, Reckitt Benckiser and Procter & Gamble.
Stephanie Smith
Ms. Smith has served as Executive Vice President – Human Resources since June 2025. She served as Executive Vice President from March 2025 to June 2025, a role in which she supported the human resources function. From May 2019 to February 2025, she served as Senior Vice President – Supply Chain, a role in which she was responsible for inventory management, transportation, delivery, and supply chain analytics functions across all customer-selling channels, including store, online and Pro. Ms. Smith joined The Home Depot in 2003 in store operations and has held roles of increasing responsibility in store operations, merchandising operations and supply chain at The Home Depot since that time. Prior to joining The Home Depot, Ms. Smith was a consultant with Ernst & Young, LLP.
Directors of The Home Depot
Gregory D. Brenneman
Mr. Brenneman, Lead Director of The Home Depot, serves as Executive Chairman of CCMP Capital Advisors, LP (“CCMP”), a private equity firm with over $3 billion under management, a position he has held since October 2016. He served as Chairman of CCMP from 2008 until October 2016 and as its President and Chief Executive Officer from February 2015 until October 2016. He is also Chairman and Chief Executive Officer of TurnWorks, Inc., a private equity firm focusing on corporate turnarounds, which he founded in 1994. Prior to joining CCMP, Mr. Brenneman led restructuring and turnaround efforts at Quiznos, Burger King Corporation, PwC Consulting, a division of PricewaterhouseCoopers (“PwC”), and Continental Airlines, Inc. that resulted in improved customer service, profitability, and financial returns.

Gerard J. Arpey
Mr. Arpey has been a partner in Emerald Creek Group, LLC, a private equity firm based in Southern California, since 2012. Mr. Arpey served as Chief Executive Officer of AMR Corporation, a global airline holding company, and its subsidiary American Airlines, from 2003 until his retirement in 2011. From 2004 through his retirement, he was also Chairman of the AMR Board of Directors. Mr. Arpey also previously served as American Airlines’ President and Chief Operating Officer, Senior Vice President of Finance and Planning, and Chief Financial Officer.
Ari Bousbib
Mr. Bousbib serves as Chairman and Chief Executive Officer of IQVIA Holdings Inc., a leading global provider of advanced analytics, technology solutions and contracted research services to the life sciences industry. He assumed this position in October 2016 following the merger of IMS Health Holdings, Inc. (“IMS Holdings”) and Quintiles Transnational Holdings, Inc. From 2010 to October 2016, Mr. Bousbib served as Chairman and Chief Executive Officer of IMS Health Incorporated (“IMS Health”), a subsidiary of IMS Holdings, and he also served as Chairman, Chief Executive Officer and President of IMS Holdings since its initial public offering in 2014. Prior to joining IMS Health, Mr. Bousbib spent 14 years at United Technologies Corporation (“UTC”), a commercial aerospace, defense and building industries company. From 2008 until 2010, he served as President of UTC’s Commercial Companies, including Otis Elevator Company (“Otis”), Carrier Corporation, UTC Fire & Security and UTC Power. From 2002 until 2008, Mr. Bousbib was President of Otis, and from 2000 until 2002, he served as its Chief Operating Officer. Prior to joining UTC, Mr. Bousbib was a partner at Booz Allen Hamilton, a global management and technology consulting firm.
Jeffrey H. Boyd
Mr. Boyd served in a number of senior executive positions during his long and successful tenure at Booking Holdings Inc. (“Booking”), a leading provider of online travel and related services. His strategic leadership at Booking guided the company to grow from a loss in 2002 to a multi-billion dollar profitable business. He served as Chairman of the Board of Booking from June 2018 to June 2020, and from January 2017 to June 2018, he served as Booking’s Executive Chairman. Prior to January 2017, Mr. Boyd served in a number of roles of increasing responsibility at Booking, including as its President and Chief Executive Officer from November 2002 until December 2013, Chairman from January 2013 to December 2016, and interim Chief Executive Officer and President during a portion of 2016. Mr. Boyd was Booking’s President and Co-Chief Executive Officer from August 2002 to November 2002; its Chief Operating Officer from November 2000 to August 2002; and its Executive Vice President, General Counsel and Secretary from January 2000 to October 2000. Prior to joining Booking, Mr. Boyd was Executive Vice President, General Counsel and Secretary of Oxford Health Plans, Inc. Since 2014, Mr. Boyd has been Managing Director of Compleat Angler Capital, LLC, a strategic investment firm.
J. Frank Brown
Mr. Brown is a seasoned executive who served in various roles with General Atlantic LLC (“General Atlantic”), a global growth equity firm investing in innovative and technology-driven companies. He served as Managing Director and Chief Risk Officer from 2020 until his retirement at the end of 2021, after which he served as an advisor through the end of 2024. He served as Managing Director and Chief Operating Officer of General Atlantic from 2011 through 2019. From 2006 to 2011, Mr. Brown was Dean of INSEAD, an international business school with campuses in France, Singapore and Abu Dhabi. Before his appointment as Dean of INSEAD, he served as a member of its Board and as Chairman of its U.S. Council. Prior to his tenure at INSEAD, Mr. Brown spent 26 years at PwC, where he held a series of leadership roles, including head of its Assurance and Business Advisory Service, Transactions Services, and Corporate Development practices, and ultimately the leader of its $3.5 billion Advisory Services operating unit. He also launched PwC’s Genesis Park, a leadership development program to train the next generation of global leaders within the firm. Mr. Brown is a member of the American Institute of Certified Public Accountants. He is also an author and frequent speaker on leadership.
Wayne M. Hewett
Mr. Hewett is a seasoned executive leader who has worked across a number of industries. Since March 2018, he has served as a senior advisor to Permira, a global private equity firm. Since December 2019, he has served as Chairman of Cambrex Corporation, a contract developer and manufacturer of active pharmaceutical ingredients;

and since October 2023 he has served as Chairman of Quotient Sciences, a drug development and manufacturing accelerator, both of which are Permira portfolio companies. Since March 2023, he has also served as Lead Director of ASP Resins Holdings LP, a private company that produces adhesives and performance materials. From March 2018 to December 2021, he served as Chairman of DiversiTech Corporation, a manufacturer and supplier of HVAC equipment. From August 2015 to November 2017, Mr. Hewett served as Chief Executive Officer of Klöckner Pentaplast Group, a packaging supplier. From January 2010 to February 2015, he served as President and Chief Executive Officer of Arysta LifeScience Corporation (“Arysta”), a privately-held crop protection and life science company. In February 2015, Arysta was acquired by Platform Specialty Products Corporation, a global producer of high technology specialty chemical products, where Mr. Hewett served as President until August 2015. Mr. Hewett’s career has also included over 20 years with General Electric Company (“GE”), including leadership roles in various GE business units and membership on GE’s Corporate Executive Council.
Manuel Kadre
Mr. Kadre is Chairman and Chief Executive Officer of Kollective Auto Group (formerly known as MBB Auto Group), a premium luxury retail automotive group with a number of dealerships in the Northeast and Texas, a position he has held since 2012. Mr. Kadre also serves as Chairman of the Board of Republic Services, Inc., an industry leader in U.S. recycling and non-hazardous solid waste disposal. Prior to his role with Kollective Auto Group, he was the Chief Executive Officer of Gold Coast Caribbean Importers, LLC from July 2009 until 2014. From 1995 until July 2009, Mr. Kadre served in various roles, including President, Vice President, General Counsel and Secretary, for CC1 Companies, Inc., a distributor of beverage products in markets throughout the Caribbean.
Stephanie C. Linnartz
Ms. Linnartz served as the President, Chief Executive Officer and a member of the board of directors of Under Armour, Inc. (“Under Armour”), a leading sportswear company, from February 2023 through March 2024. From 2021 through February 2023, Ms. Linnartz served as the President of Marriott International, Inc. (“Marriott”), the world’s largest hospitality company with the travel industry’s largest customer-loyalty program, Marriott BonvoyTM, and some of the most iconic brands in travel, where she was responsible for developing and executing all aspects of the company’s global consumer strategy. She served as Group President, Consumer Operations, Technology & Emerging Businesses for Marriott from 2020 to 2021, and as Marriott’s Executive Vice President and Global Chief Commercial Officer from 2013 to 2019. Ms. Linnartz joined Marriott as a financial analyst in 1997, and held positions in operations, finance, revenue management, sales, distribution, technology and digital over the years. Under her leadership, Marriott launched a new premium home rental offering and expanded its consumer offerings to include travel categories beyond hotels. Prior to Marriott, Ms. Linnartz worked for the Hilton Hotels Corporation.
Paula A. Santilli
Ms. Santilli has served as the Chief Executive Officer, Latin America Foods, for PepsiCo, Inc. (“PepsiCo”), a consumer products company, since January 2025. Prior to this role, Ms. Santilli served as Chief Executive Officer, Latin America, from 2019 to 2024. Previously she served in various leadership positions at PepsiCo Mexico Foods, as President from 2017 to 2019, as Chief Operating Officer from 2016 to 2017, and as Vice President and General Manager from 2011 to 2016. Prior to joining PepsiCo Mexico Foods, she held a variety of roles, including leadership positions, with PepsiCo in Mexico and in the Latin America Southern Cone region comprising Argentina, Uruguay and Paraguay. Ms. Santilli joined PepsiCo in 2001 following PepsiCo’s acquisition of the Quaker Oats Company, where she held various roles of increasing responsibility from 1992 to 2001, including running the regional Quaker Foods and Gatorade businesses in Argentina, Chile and Uruguay.
Caryn Seidman-Becker
Ms. Seidman-Becker has served as the Chief Executive Officer of CLEAR Secure, Inc. (“CLEAR”), a secure identity platform operating in travel, healthcare, sports and entertainment, since she and a co-founder purchased and relaunched its predecessor, Alclear Holdings, LLC, in 2010, and she serves as the Chair of CLEAR’s board of directors. Prior to CLEAR, Ms. Seidman-Becker founded and was the managing partner of Arience Capital, an over $1 billion value-oriented asset management firm focused on investing in companies across a broad spectrum of industries, including consumer, technology, aerospace and defense and turnarounds. Prior to Arience Capital, she served as managing director at Iridian Asset Management, an investment advisor firm, and assistant vice president at Arnhold and S. Bleichroeder, an investment bank.
Asha Sharma
Ms. Sharma has served as Corporate Vice President and Head of Product, AI Platform at Microsoft, a computer software provider, since March 2024. In this role, she leads product development and computational design for the AI models, tools and services for Microsoft’s enterprise, developer and data science customers. Prior to joining Microsoft, Ms. Sharma was the Chief Operating Officer of Maplebear Inc. (doing business as Instacart), a leading provider of online grocery services, from 2021 through 2024, during which time she also oversaw execution of Instacart’s financial model. From 2017 through 2021, Ms. Sharma served in various roles at Facebook, Inc. (now known as Meta Platforms, Inc.), a global technology company, including serving as Vice President of Product for multiple product groups building Messenger, Instagram Direct, Messenger Kids, Remote Presence (including calling and video), and company-wide platforms. She also served as Chief Operating Officer at Porch Group, Inc. (“Porch Group”), a home services software provider, from 2015 to 2017, and served as Chief Marketing Officer at Porch Group from 2013 to 2015.
Purchaser
The following table sets forth information about Purchaser’s directors and executive officers as of July 14, 2025. The current business address of each person is c/o The Home Depot, Inc., 2455 Paces Ferry Road, Atlanta, Georgia 30339 and the business telephone number is (770) 433-8211. All directors and executive officers listed below are citizens of the United States.

Name	Age	Position
Ann-Marie Campbell**	60	Director and President of Purchaser
Richard V. McPhail	55	Director, Vice President and Treasurer of Purchaser
Teresa Wynn Roseborough	66	Director, Vice President and Secretary of Purchaser

**	Citizen of the United States and Jamaica
Directors and Executive Officers of Purchaser
Ann-Marie Campbell
Director and President of Purchaser. Ms. Campbell has been Senior Executive Vice President of The Home Depot since November 2023. From October 2020 to October 2023, she served as Executive Vice President – U.S. Stores and International Operations of The Home Depot; from February 2016 to October 2020, she served as Executive Vice President – U.S. Stores of The Home Depot; from January 2009 to February 2016, she served as Division President of the Southern Division; and from December 2005 to January 2009, she served as Vice President – Vendor Services. Ms. Campbell began her career with The Home Depot in 1985 as a cashier and has held roles of increasing responsibility, including vice president roles in The Home Depot’s operations, merchandising, and marketing departments.
Richard V. McPhail
Director, Vice President and Treasurer of Purchaser. Mr. McPhail has been Executive Vice President and Chief Financial Officer of The Home Depot since September 2019. From August 2017 through August 2019, he served as Senior Vice President, Finance Control and Administration of The Home Depot, and was responsible for financial planning and analysis, enterprise financial reporting and operations, commercial financial services, treasury, tax, and international financial operations. From August 2014 to September 2017, he served as Senior Vice President, Finance of The Home Depot, with responsibility for U.S. Retail finance, strategic and financial planning, and business development activity. Mr. McPhail served as Senior Vice President, Global FP&A, Strategy, and New Business Development of The Home Depot, from March 2013 to August 2014. Mr. McPhail joined The Home Depot in 2005 and served in roles of increasing responsibility in finance, strategy and business development from May 2005 to March 2013. Prior to joining The Home Depot, Mr. McPhail served as executive vice president of corporate finance for Marconi Corporation plc in London, England. Prior to Marconi, Mr. McPhail held positions with Wachovia Securities and Arthur Andersen.

Teresa Wynn Roseborough
Director, Vice President and Secretary of Purchaser. Ms. Roseborough has been Executive Vice President, General Counsel and Corporate Secretary of The Home Depot since November 2011. From April 2006 through November 2011, Ms. Roseborough served in several legal positions with MetLife, Inc., a provider of insurance and other financial services, including Senior Chief Counsel – Compliance & Litigation and as Deputy General Counsel. Prior to joining MetLife, Ms. Roseborough was a partner with the law firm Sutherland Asbill & Brennan LLP from February 1996 through March 2006 and a Deputy Assistant Attorney General in the Office of Legal Counsel of the United States Department of Justice from January 1994 through February 1996.
The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:
The Depositary for the Offer is:
Broadridge Corporate Issuer Solutions, LLC

If delivering by mail:	If delivering by hand, express mail, courier, or other expedited service:
Broadridge, Inc. Attention: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	Broadridge, Inc. Attention: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

Questions and requests for assistance may be directed to the Information Agent at its addresses and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, New York 10005
Banks and Brokers call: (212) 771-1133
All others call toll free (U.S. only): (800) 331-7543
Email: GMS@dfking.com